UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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OPNEXT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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46429 Landing Parkway

Fremont, CA 94538

January 26, 2012

DEAR STOCKHOLDER:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Opnext, Inc. (“Opnext”) to be held on Tuesday, February 21, 2012, at 10:00 a.m., local time, at the offices of Clarity Partners, L.P., 100 North Crescent Drive, Beverly Hills, California 90210.

At this year’s Annual Meeting you will be asked to:

•	elect two directors, Dr. David Lee and Mr. Philip F. Otto, to the Opnext Board of Directors as Class II directors for three-year terms of office expiring at the 2014 annual meeting of stockholders;

•	ratify the selection of Ernst & Young LLP as our independent registered public accounting firm to examine the annual financial statements of Opnext for the fiscal year ending March 31, 2012;

•	approve, by non-binding vote, the compensation of our named executive officers as presented in the Company’s Proxy Statement for the Annual Meeting;

•	recommend, by non-binding vote, the frequency with which executive compensation will be subject to a stockholder advisory vote; and

•	transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

Accordingly, the Opnext Board of Directors unanimously recommends that Opnext stockholders vote “FOR” each of the two nominees to the Opnext Board of Directors, “FOR” the ratification of the selection of Ernst & Young LLP as Opnext’s independent registered public accounting firm, “FOR” the approval of the compensation of our named executive officers as presented in the Company’s Proxy Statement for the Annual Meeting and to recommend “THREE YEARS” as the frequency of stockholder advisory votes on our executive compensation.

In addition to the business to be transacted as described above, management will be available to discuss our business and respond to comments and questions of general interest to stockholders.

Your vote is important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. Accordingly, whether or not you plan to attend the Annual Meeting, you are requested to vote your shares by promptly completing, signing and dating the enclosed proxy card relating to your shares and returning it in the appropriate envelope provided or by using telephone proxy authorization options detailed on the proxy card. Alternatively, if your shares are held in “street name” by a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the voting of your shares, and you may be able to vote your shares by telephone if your bank, brokerage firm or nominee makes such options available. Submitting a proxy by any of these methods available to you will ensure that your shares can be voted at the Annual Meeting even if you are not there in person.

Accompanying the following Notice of Annual Meeting and Proxy Statement is a copy of our Annual Report on Form 10-K, filed on June 14, 2011 and our Form 10-K/A, filed on July 29, 2011.

Thank you for your cooperation and continued support.

Sincerely,

Harry L. Bosco

Chief Executive Officer and President

OPNEXT, INC.

46429 Landing Parkway

Fremont, CA 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 21, 2012

TO THE STOCKHOLDERS OF OPNEXT, INC.:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of Opnext, Inc., a Delaware corporation (“Opnext”), will be held on February 21, 2012 at 10:00 a.m., local time, at the offices of Clarity Partners, L.P., 100 North Crescent Drive, Beverly Hills, California 90210 (the “Annual Meeting”), for the following purposes:

1.	To elect two directors, Dr. David Lee and Mr. Philip F. Otto, to the Opnext Board of Directors as Class II directors for three-year terms of office expiring at the 2014 annual meeting of stockholders;

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm to examine the annual financial statements of Opnext for the fiscal year ending March 31, 2012;

3.	To approve, by non-binding vote, the compensation of our named executive officers as presented in the Company’s Proxy Statement for the Annual Meeting;

4.	To recommend, by non-binding vote, the frequency with which executive compensation will be subject to a stockholder advisory vote; and

5.	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement following this Notice.

The Opnext Board of Directors has fixed the close of business on January 18, 2012 as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any continuation, postponement or adjournment thereof. The transfer books will not be closed. Accompanying this Notice and Proxy Statement is a copy of our Annual Report on Form 10-K, filed on June 14, 2011 and our Form 10-K/A, filed on July 29, 2011.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to do so, your vote is important. Please either complete, sign and return the accompanying proxy card to Opnext in the enclosed envelope, which requires no postage if mailed in the United States, or use the telephone proxy authorization options detailed on the proxy card. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding voting your shares.

By Order of the Board of Directors

Justin J. O’Neill

Corporate Secretary

Fremont, California

January 26, 2012

OPNEXT, INC.

46429 Landing Parkway

Fremont, California 94538

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 21, 2012

This Proxy Statement and accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Opnext, Inc., a Delaware corporation, for use at the 2011 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as “Opnext,” the “Company,” “we,” “us,” “our,” and we may refer to our Board of Directors as the “Board.”

INFORMATION CONCERNING VOTING AND SOLICITATION

General

The enclosed proxy is solicited by and on behalf of the Board of Directors and is to be voted at the Annual Meeting to be held on Tuesday, February 21, 2012, at 10:00 a.m. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. We intend to mail this Proxy Statement and accompanying proxy card on or about January 30, 2012 to all stockholders entitled to vote at the Annual Meeting. The Annual Meeting will be held at the offices of Clarity Partners, L.P., 100 North Crescent Drive, Beverly Hills, California 90210.

Who Can Vote

You are entitled to vote if you were a stockholder of record of our common stock, $.01 par value, as of the close of business on January 18, 2012. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

Record Date; Shares Outstanding and Quorum

At the close of business on January 18, 2012, 90,304,067 shares of our common stock were outstanding and entitled to vote. A majority of the outstanding shares of our common stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. A quorum must be established in order to consider any matter.

Each share of Opnext common stock entitles the holder to one vote on each matter to be considered at the Annual Meeting. If you are a record holder of Opnext common stock, you may vote your shares of Opnext common stock in person at the Annual Meeting or by proxy as described below under “Voting by Proxy; Revocation of Proxies.” There is no cumulative voting. Properly signed proxies that are marked “abstain” are known as abstentions. Abstentions will be counted for the purposes of determining whether a quorum exists at the Annual Meeting.

Voting by Proxy; Revocation of Proxies

You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card and do not indicate how you want your shares to be voted, your proxy will be voted by the proxy holders named in the enclosed proxy “FOR” the election of each of Dr. Lee and Mr. Otto as Class II directors, “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, “FOR” the approval of the compensation of our named executive officers and for “THREE YEARS” as the frequency of stockholder advisory votes on our executive compensation. In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Opnext will treat any duly executed proxy as not revoked until it receives a duly executed proxy bearing a later date or, in the case of the death or incapacity of the person executing the same, written notice thereof. Stockholders of record may revoke a proxy by sending to our Corporate Secretary at our principal executive office at 46429 Landing Parkway, Fremont, California 94538, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other record holder. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the Annual Meeting, your vote in person at the Annual Meeting will not be effective unless you present a legal proxy issued in your name from the record holder, your broker, bank or other nominee.

Voting of Shares

Stockholders of record as of the close of business on January 18, 2012 are entitled to one vote for each share of our common stock held on all matters to be voted upon at the Annual Meeting. You may vote by attending the Annual Meeting and voting in person. You also may vote by telephone at 1-800-PROXIES or by completing and mailing the enclosed proxy card or the form forwarded by your broker, bank or other holder of record. The telephone voting facilities will close at 11:59 p.m. Eastern Time on February 20, 2012. Stockholders who vote by telephone need not return a proxy card or the form forwarded by their broker, bank or other holder of record by mail. If your shares are held by a broker, bank or other nominee, please refer to the instructions they provide for voting your shares. All shares entitled to vote and represented by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS IMPORTANT.

Counting of Votes

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker “non-votes.” Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares. Brokers generally have discretionary authority to vote only with respect to the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. Brokers, however, do not have discretionary authority to vote on the election of directors, the approval of the compensation of our named executive officers or the recommended frequency of stockholder advisory votes on our executive compensation.

The affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the election of directors. Votes withheld and broker non-votes will have no effect on the election of directors.

The ratification of the selection of Ernst & Young LLP and the approval of the compensation of our named executive officers require the affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matters. Abstentions will have the same effect as votes against such proposals. Broker non-votes will be treated as though they are not entitled to vote and will not affect the outcome of the advisory vote on the compensation of our named executive officers. Because brokers have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP, we do not expect any broker non-votes in connection with the ratification.

The recommended frequency of stockholder advisory votes on our executive compensation will be selected by the affirmative vote of a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. The option of one year, two years or three years that receives the highest number of advisory votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. Abstentions and broker “non-votes” will not affect the outcome of the proposal.

Attendance at the Annual Meeting

In order to attend the Annual Meeting, you will need an admittance ticket or proof of ownership of Opnext common stock as of the close of business on January 18, 2012. You may request an admittance ticket by writing to Opnext’s Corporate Secretary at its principal executive office at 46429 Landing Parkway, Fremont, California 94538. If you are a stockholder whose shares are not registered in your own name and you would like to receive an admittance ticket, then evidence of your stock ownership, which you can obtain from your broker, bank or other holder of record, must accompany your letter. Each stockholder is entitled to vote.

Share Ownership of Directors and Executive Officers

At the close of business on December 31, 2011, Opnext’s directors and executive officers (and their affiliates) as a group owned or were deemed to have owned 9,834,854 shares of Opnext common stock entitled to vote, representing approximately 10.9% of the outstanding shares of Opnext common stock entitled to vote.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including the preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, banks, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees. No additional compensation will be paid to our directors, officers or employees for such services. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at our offices at 46429 Landing Parkway, Fremont, California for the ten days prior to the Annual Meeting, and also at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

Our Annual Report on Form 10-K, filed on June 14, 2011, our Form 10-K/A, filed on July 29, 2011, and the Notice of Annual Meeting, Proxy Statement, and proxy card are available at http://investor.opnext.com/annual-proxy.cfm. You may obtain directions to the Annual Meeting by calling Investor Relations at (510) 743-6833.

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

Under our Certificate of Incorporation and Amended and Restated Bylaws (the “Bylaws”), our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, with members of each class generally serving for a three-year term. Generally, only one class of directors is subject to a stockholder vote each year. Vacancies on the Board (including a vacancy created by an increase in the size of the Board) may be filled only by persons elected by a majority of the directors remaining in office, even though less than a quorum. A director so elected will hold office for a term that coincides with the remaining term of the class of directors to which the person has been elected and until a successor shall have been duly elected and qualified, or until such director’s earlier death, disqualification, resignation or removal. The Certificate of Incorporation provides that the size of our Board shall be set by resolution of the Board, but that the number of directors will not be fewer than five nor more than 15.

At the Annual Meeting, our stockholders will elect two directors to serve until our 2014 annual meeting of stockholders, or until his respective successor is elected and qualified. The candidates listed below were nominated by the Board based on the recommendation of the Nominating/Corporate Governance Committee of the Board. If re-elected to the Board as a Class II director at the Annual Meeting, each of Dr. David Lee and Mr. Philip F. Otto would serve until the 2014 annual meeting of stockholders and until his successor is elected and qualified, or until his earlier retirement, resignation, disqualification, removal or death. Dr. Isamu Kuru is not standing for re-election as a Class II director. As a result, the Board has determined to reduce the number of directors constituting the full Board to eight, as of the date of the Annual Meeting.

Each share of our common stock is entitled to one vote for each of the two director nominees and will be given the option of voting “FOR” each such nominee or such share may be “WITHHELD” with respect to the nominee. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them in favor of the election of each nominee named below unless the proxies direct otherwise. If either nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or the number of directors may be reduced accordingly. Each nominee has agreed to serve, if re-elected, as a director to our Board, until his term expires, and the Board has no reason to believe that either nominee will be unable to serve.

A director nominee is elected only if he or she received a plurality of the votes cast by the shares present in person or represented by proxy and entitled to vote. This means that the nominee who receives the greatest number of votes for each open seat will be elected. Abstentions, votes withheld and broker non-votes will not be counted to determine whether a nominee has received a plurality of votes cast. Pursuant to the terms of the Bylaws, any director nominee who is an incumbent director and does not receive a plurality of the votes cast will continue as a “holdover” director under Delaware corporation law until his or her successor has been elected and qualified or until the Board has accepted his or her resignation, if earlier.

Set forth below is certain biographical and other information about the director nominees. There are no family relationships among any of Opnext’s directors or among any of its directors and executive officers.

Class II Nominees for Election for a Three-Year Term Expiring at the 2014 Annual Meeting of Stockholders

DR. DAVID LEE

Dr. Lee, age 62, joined the Board in 2000 and serves as Co-Chairman of the Board and Chairman of the Nominating/Corporate Governance Committee. He is a co-founder and Managing General Partner of Clarity Partners, L.P., a private equity firm based in Beverly Hills, California. Prior to the formation of Clarity Partners, Dr. Lee co-founded Global Crossing, Ltd., a global broadband communication services provider, serving as President and Chief Operating Officer from 1997 until 2000, as well as a member of the board of directors from 1997 until 2001. From 1989 until 1997, Dr. Lee was a Managing Director at Pacific Capital Group, a private equity firm. Prior to joining Pacific Capital Group, Dr. Lee was Group Vice President of Finance and Acquisitions at TRW Information Systems Group. He has also held various executive positions at Comsat, a satellite communications company, and practiced public accounting at Arthur Andersen LLP. Dr. Lee is the Chairman of the Board of Overseers of the University of Southern California, Keck School of Medicine. Dr. Lee is a trustee of The J. Paul Getty Trust, the California Institute of Technology, and the University of Southern California and a director of Trust Company of the West, an investment management firm. Dr. Lee is a graduate of McGill University and holds a Doctorate in Physics with a minor in Economics from the California Institute of Technology.

The Board concluded that Dr. Lee’s unique combination of an in-depth understanding of optical technology and extensive experience in finance, accounting and investing is valuable to the Board and allows him to contribute significantly. The Board also concluded that Dr. Lee’s experience founding and serving as President of a large, global telecommunications company enables Dr. Lee to bring a valuable perspective to the Board, and that his experience serving as a director or trustee on the boards of other entities is of significant value to his service on the Board.

PHILIP F. OTTO

Mr. Otto, age 70, joined the Board in January 2009. Mr. Otto served as chief executive officer and director at Schilling Robotics, Inc., a privately held manufacturer of subsea control systems, remotely operated vehicles and other high technology equipment for offshore oil and gas exploration and production from February 2008 through August 2009. In 2006 and 2007, Mr. Otto was president, chief executive officer and director of Optical Communication Products, Inc., a fiber optic component supplier, until its acquisition by Oplink Communications Inc. in 2007. From 2003 to 2006 and earlier from 1998 to 1999, Mr. Otto was a corporate strategic and financial advisor providing financial, strategic and business development services to technology and growth-oriented companies and investors. From 2000 to 2003, Mr. Otto was the chairman and chief executive at MedioStream, Inc., a multi-media software company. Prior to that, Mr. Otto served as chief financial officer of California Microwave from 1975 to 1981 and later as chairman and chief executive officer from 1992 to 1997. From 1989 to 1991, Mr. Otto served as the chief financial officer of General Cellular Corporation until its acquisition by Western Wireless Corp., from 1986 to 1988, he was the founder and chief executive officer of Technology Investment Associates and Netline Communications Corp., and from 1981 to 1986, he was the Chairman and Chief Executive Officer of Telco Systems, Inc., a manufacturer of fiber optic transmission systems. Mr. Otto holds a B.S. in engineering from Yale University and an MBA from Harvard Business School. Mr. Otto is not related to John F. Otto, Jr.

The Board concluded that Mr. Otto’s significant experience as an executive in, and his resulting knowledge of, the optical and technology industries, as well as his experience as a strategic and financial advisor to technology companies, enable him to contribute significantly and bring a valuable perspective to the Board, particularly with respect to our strategic decisions.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE TWO NAMED NOMINEES LISTED ABOVE.

Class III Directors Continuing in Office until the 2012 Annual Meeting of Stockholders

HARRY L. BOSCO

Mr. Bosco, age 66, has served as our president and chief executive officer since December 9, 2010. Mr. Bosco has also served as a member of the Board since November 2000 and was appointed Chairman of the Board on April 1, 2009. Mr. Bosco previously served as our president and chief executive officer from November 2000 until his retirement from the Company as an officer and employee on March 31, 2009. Mr. Bosco served in various management, engineering and executive positions at Lucent Technologies, AT&T and Bell Laboratories from 1965 until October 2000, including as Optical Networking Group President. Mr. Bosco holds an Associate of Science and Bachelor of Science in Electrical Engineering from Pennsylvania State University/Monmouth University and a Master’s degree in Electrical Engineering from Polytechnic Institute of New York. Mr. Bosco has served as a director of Arris, Inc. since 2002.

The Board concluded that Mr. Bosco’s service as our president and chief executive officer, his resulting extensive knowledge of our business, operations, products and industry and unique relationship with both the Board and management, as well as his more than three decades of service in various management, engineering and executive positions at large, international telecommunications companies, is valuable to the Board and enables Mr. Bosco to make a significant contribution in his role as Chairman, especially with respect to the operational and strategic issues we encounter.

JOHN F. OTTO, JR.

Mr. Otto, age 63, joined the Board in February 2007 and currently serves as Chairman of the Compensation Committee. An investment banker by training, Mr. Otto’s career has extended over 30 years and included various positions, including Managing Director at Merrill Lynch & Co., Senior Managing Director at Bear Stearns & Co., Inc. and Managing Director at Salomon Brothers/Salomon Smith Barney/Citigroup, from which he retired in 2002. He has been a Principal of Waterfront Partners, LLC, a private equity investment firm, since 2003. Mr. Otto is a graduate of Boston College and holds an M.B.A. degree from Columbia University Graduate School of Business. Mr. Otto is not related to Philip F. Otto.

The Board concluded that Mr. Otto’s more than 30 years of experience in finance, investment banking and management are valuable assets to the Board and allow him to contribute significantly, particularly as a member of our Audit Committee and in light of the fact that the Company remains a young public company operating in a capital intensive and consolidating industry.

WILLIAM L. SMITH

Mr. Smith, age 54, joined the Board in April 2009. Mr. Smith has been at AT&T since February 1979, and since January 2010 has served as President, AT&T Network Operations, where he is responsible for all network-related operations across AT&T’s global service footprint, including AT&T’s global network operations center, mobility and wireline central offices, undersea cable infrastructure, construction and engineering with wireless field operations, core installation and maintenance, and U-verse field operations. From March 2008 to January 2010, Mr. Smith was President, Local Network Operations at AT&T, where he was responsible for all local network-related operations across AT&T’s domestic footprint, from October 2007 to March 2008, Mr. Smith was AT&T’s Executive Vice President — Shared Services in charge of mass market and enterprise operations, corporate real estate, procurement, regional wireline planning and business planning and integration and from January 2007 to October 2007, he served as AT&T’s Senior Vice President of Network Operations in the Southeast. Before AT&T’s acquisition of BellSouth Corporation (“BellSouth”) in December 2006, Mr. Smith served as Chief Technology Officer for BellSouth from 2001 until December 2006, responsible for setting the overall technology direction for BellSouth’s core infrastructure. In that position, he was responsible for network and operations technology, internet protocol applications, next generation strategy and BellSouth Entertainment, LLC. A native of Asheville, N.C., Mr. Smith graduated with honors from North Carolina State University at Raleigh in 1979, and is on the Board of Advisors for the graduate school there. He is the former Chairman of the Board of the Make a Wish Foundation of Georgia and Alabama and has served on several other non-profit boards.

The Board concluded that Mr. Smith’s extensive experience in executive positions with AT&T, and his resulting knowledge of the telecommunications industry and related operational and strategic issues, enable him to contribute significantly to the Board in light of our business, products and customers, especially with respect to strategic and operational issues we encounter.

Class I Directors Continuing in Office until the 2013 Annual Meeting of Stockholders

CHARLES J. ABBE

Mr. Charles J. Abbe, age 70, joined the Board in January 2009. Mr. Abbe served as president, chief operating officer and a director of JDS Uniphase Corporation, a provider of communications, test and measurement solutions and optical products, from February 2000 until his retirement in June 2001. He served as president and chief executive officer of Optical Coating Laboratory, Inc. (“OCLI”) from April 1998 until it merged with JDS Uniphase in February 2000. In 1996, Mr. Abbe joined OCLI as vice president and general manager of its principal operating unit. From 1990 to 1996, he served in several positions of increasing responsibility, including senior vice president, electronics sector, at Raychem Corporation. Mr. Abbe practiced business consulting with McKinsey & Company in San Francisco from 1971 to 1989, serving the last seven years as a senior partner. Mr. Abbe holds a Master’s degree in Business Administration from Stanford University as well as a Master’s degree in Chemical Engineering and a Bachelor’s degree in Chemical Engineering from Cornell University. Mr. Abbe currently serves as a director of both CoSine Communications, Inc. (since 2000) and Cymer, Inc. (since 2003).

The Board concluded that Mr. Abbe’s significant experience as an executive in, and his resulting knowledge of, the optical industry enables him to contribute significantly to the Board, and that Mr. Abbe’s nearly two decades of service as a business consultant is valuable to the Board, particularly with respect to his ability to bring experiences and knowledge learned in connection with a variety of industries and circumstances.

KENDALL COWAN

Mr. Cowan, age 57, joined the Board in March 2007 and currently serves as Chairman of the Audit Committee. Mr. Cowan has served as Chairman and Chief Executive Officer of The Cowan Group, LLC, an investment and consulting firm, since January 2000, and Chairman and Chief Executive Officer of Cowan Holdings, Inc. since October 2006. Mr. Cowan is also a shareholder and board member of several privately owned businesses. In addition, Mr. Cowan serves as a board member and chairman of the audit committee of DBSD North America, Inc., a provider of satellite and terrestrial wireless service, and as a board member of Lea County Bancshares, Inc. Mr. Cowan was the Chief Financial Officer of Alamosa Holdings, Inc., a wireless telephone network operator, from December 1999 until February 2006. He became a partner in an international public accounting firm in 1983, and from January 1986 until September 1993 he was a partner at Coopers & Lybrand. He received his Bachelor’s degree in Business Administration in accounting in 1976 from Texas Tech University. He is a Certified Public Accountant and a member of both the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

The Board concluded that Mr. Cowan’s extensive experience in accounting, investing and consulting, and his experience serving on the audit committee of another company and the board of directors of other companies, are valuable assets to the Board and allow him to contribute significantly, particularly in Mr. Cowan’s role as Chairman of our Audit Committee and as an Audit Committee financial expert.

RYUICHI OTSUKI

Mr. Otsuki, age 53, joined the Board in December 2005. He is currently the Executive General Manager, Global Business Planning & Operations Division, Information & Telecommunication Systems Company of Hitachi, Ltd. and has held various positions at Hitachi, Ltd. from 1981 until the present, including Vice President, Business Planning and Coordination at Hitachi Data Systems and Hitachi PC Corporation as well as many functions within the Global Business Planning and Operation Division. Mr. Otsuki graduated from Nagoya University School of Law.

The Board concluded that Mr. Otsuki’s nearly three decades of experience in executive positions with Hitachi, Ltd. and its affiliates, and his resulting knowledge of the technology industry and related operational and strategic issues companies in our industry tend to encounter, enable him to contribute significantly to the Board in light of our business and structure.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board (the “Audit Committee”) has selected Ernst & Young LLP as Opnext’s independent registered public accounting firm for the fiscal year ending March 31, 2012, and has further directed that management submit this selection for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Opnext’s financial statements since the fiscal year ending March 31, 2004. A representative of Ernst & Young LLP is not expected to be present at the Annual Meeting, but will be available by telephone to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as Opnext’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will consider that fact when it selects our independent registered public accounting firm for the following fiscal year. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of Opnext and its stockholders.

The holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this matter must vote “FOR” this proposal in order for the selection of Ernst & Young LLP to be ratified. Abstentions will be counted towards the tabulation of votes cast on this proposal and will have the same effect as negative votes. Because brokers have discretionary authority to vote on the ratification, we do not expect any broker non-votes in connection with the ratification.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OPNEXT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2012.

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

We are requesting stockholder approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in the Compensation Discussion & Analysis beginning on page 24 and the compensation tables included in the discussion of executive compensation beginning on page 34, including the accompanying narrative disclosure.

As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is based on an overarching pay-for-performance philosophy. We have designed our compensation approach to provide total pay that aligns corporate performance with individual compensation. We provide salaries and incentive compensation to executive officers that promote superior professional performance and maximize shareholder value while providing differentiation and flexibility, allowing us to respond to unique circumstances. The Compensation Committee believes that compensation paid to executive officers should be closely aligned with Opnext’s performance on both a short-term and long-term basis, linked to specific, measurable results and that such compensation should assist Opnext in attracting and retaining key executives critical to our long-term success.

The Compensation Committee endeavors to effectively balance executive officers’ salaries with incentive compensation that is performance based as well as to reward annual performance while maintaining a focus on longer-term objectives. We believe that it serves the needs of our stockholders and key executives to provide incentives commensurate with individual management responsibilities and past and anticipated future contributions to corporate objectives. The mix of compensation elements varies based on an executive officer’s position and responsibilities with the Company. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of incentive compensation, as well as a mix of incentives that encourage executive focus on both short- and long-term goals as a company without encouraging inappropriate risks to achieve performance. We believe our compensation program has been appropriately designed to achieve its goals while, at the same time, not encouraging excessive risk taking by management.

Highlights	of our program include:

•	A mixture of salary and incentive compensation that provides for a significant portion of executive compensation to be “at-risk” and dependent on our performance as a company; and

•	A balance within our compensation packages between short- and long-term goals, encouraging executives to focus on the health of the Company both during the immediate fiscal year and for the future.

As an advisory vote, this proposal is not binding upon us as a company. However, our Compensation Committee, which is responsible for the design and administration of our executive compensation practices, values the opinions of our stockholders expressed through your vote on this proposal. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders an opportunity to endorse or not endorse our executive officer pay program and policies. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers.

Accordingly, we will present the following resolution for vote at the 2011 Annual Meeting of Stockholders:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to approve the advisory resolution on the company’s executive compensation described in this proposal no. 3. Abstentions will have the same effect as votes against the proposal. “Broker non-votes” will have no effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY VOTE APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF

STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are seeking a non-binding recommendation from our stockholders on whether we should present an advisory vote on the compensation of our Named Executive Officers every year, every two years or every three years.

For the reasons described below, we recommend that our stockholders select a frequency of every three years, or a triennial vote:

•	A triennial vote will allow stockholders to better judge our executive compensation program in relation to our long-term performance.

•

A triennial vote will provide us with the time to thoughtfully consider the results of the “say-on-pay” vote and to conduct a meaningful and detailed review of our pay practices and performance in response, including the opportunity to evaluate executive performance in accordance with performance against stated goals and objectives — particularly performance with respect to any long-term equity incentive component of executive compensation — and to adjust our compensation based on the Company’s performance, individual performance as well as the results of the most recent advisory vote where appropriate.

For these reasons, we encourage our stockholders to evaluate our executive compensation programs over a multi-year horizon and to review our Named Executive Officers’ compensation over the past three fiscal years as reported in the Summary Compensation Table in this Proxy Statement. In addition, we believe that a triennial advisory vote on executive compensation reflects the appropriate time frame for our Compensation Committee and the Board of Directors to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to evaluate the success of long-term incentive compensation plans previously adopted in achieving the goals they were designed to achieve, to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation, and for stockholders to see and evaluate the Compensation Committee’s actions in context. In this regard, because we approve our long-term and short-term incentive compensation plans in the first quarter of each fiscal year prior to holding our annual meeting of stockholders, the advisory vote on executive compensation occurs after we have already implemented our executive compensation programs for the then-current year. Because of this, and because the different elements of compensation are designed to operate in an integrated manner and to complement one another, we expect that in certain cases it may not be appropriate or feasible to fully address and respond to any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

Because this vote is advisory and not binding on the Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option recommended by our stockholders. However, we value the opinions of our stockholders, and we will consider the outcome of the vote when determining the frequency of future stockholder advisory votes on executive compensation.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected as the non-binding recommendation of our stockholders. Abstentions and “broker non-votes” will have no effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE OF “THREE YEARS” FOR THE ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND RELATED

STOCKHOLDER MATTERS

The following table provides information as of March 31, 2011 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	13,836,022	$5.90	13,330,479
Equity compensation plans not approved by security holders	—	—	—
Total	13,836,022		13,330,479

BENEFICIAL OWNERSHIP TABLE

The following table sets forth certain information regarding the beneficial ownership of our common stock (1) as of December 31, 2011, by each director, by our Named Executive Officers, and by all of our directors and executive officers as a group and (2) as of December 31, 2011, by each person known by us to beneficially own more than five percent of our common stock.

The address for each of the individuals listed under “Directors and Named Executive Officers” in the table below is Opnext, Inc., 46429 Landing Parkway, Fremont, California 94538.

	Common Stock Beneficially Owned (1)(2)
Name of Beneficial Owner	Number of Shares		Percent of Total
Hitachi, Ltd.	28,843,334	(3)	29.6%
Clarity Partners, L.P.	6,480,734	(4)	6.6%
Clarity Opnext Holdings II, LLC	—		—

Directors and Named Executive Officers
Harry L. Bosco	1,496,688	(5)	1.5%
Dr. David Lee	6,537,741	(4)(6)	6.7%
Charles J. Abbe	66,712	(7)	*
John F. Otto, Jr.	60,200	(8)	*
Philip F. Otto	76,946	(9)	*
Kendall W. Cowan	60,200	(8)	*
Dr. Isamu Kuru	60,200	(8)	*
Ryuichi Otsuki	—		*
William L. Smith	73,106	(7)	*
Gilles Bouchard	25,746		*
Michael C. Chan	308,996	(10)	*
Tadayuki Kanno	283,986	(11)	*
Robert J. Nobile	254,560	(12)	*
Justin J. O’Neill	275,164	(13)	*
All directors and executive officers as a group (16 individuals)	10,141,541	(4)(5)(6)(7) (8)(9)(11)(12)(13)	10.4%

*	Less than one percent.
(1)	Beneficial ownership is determined under the rules of the SEC, and includes voting or investment power with respect to the securities. Information in this table is based on our records and information provided by directors, nominees, Named Executive Officers, executive officers and in information filed with the SEC. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and nominees, Named Executive Officers and executive officers has sole voting and/or investment power with respect to such shares, including shares held in trust.
(2)	The number of shares of common stock outstanding used in calculating the percentage for each listed person is based on 97,553,592 shares of our common stock outstanding or deemed to be outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act as of December 31, 2011.
(3)	On April 28, 2009, Hitachi, Ltd. filed a Schedule 13G indicating ownership of 28,333,334 shares of common stock. The figure in the table also includes 510,000 shares of common stock obtainable within 60 days upon the exercise of stock options. The address of Hitachi, Ltd. is 6-6, Marunouchi 1-chome, Chiyoda-ku, Tokyo 100-8280 Japan.
(4)	On March 11, 2011, each of David Lee and Clarity GenPar, LLC, the general partner of Clarity Partners, L.P. (“Clarity Partners”), which is the managing member of Clarity Opnext Holdings II, LLC (“Clarity II”), filed Form 4s indicating ownership of 4,229,114 shares of common stock held by Clarity Partners in its own name and 2,251,620 shares of common stock held in Clarity II’s name. Because Dr. David Lee is a managing member of Clarity GenPar, LLC, he may be deemed to be the beneficial owner of the shares held by Clarity Partners and Clarity II, the beneficial ownership of which he disclaims except to the extent of his pecuniary interest therein. The address of Clarity Partners and Clarity II is 100 North Crescent Drive, Beverly Hills, California 90210.
(5)	Includes (i) 108,839 vested restricted stock units (“RSUs”) which are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of Mr. Bosco’s separation from service or death or a change of control of the Company and (ii) 1,275,000 shares of common stock obtainable within 60 days upon the exercise of stock options.
(6)	Includes 57,007 vested RSUs which are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of Dr. Lee’s separation from service or death or a change of control of the Company
(7)	Represents vested RSUs which are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of the director’s separation from service or death or a change of control of the Company.
(8)	Includes 57,919 vested RSUs which are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of the director’s separation from service or death or a change of control of the Company.
(9)	Includes 66,812 vested RSUs which are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of Mr. Otto’s separation from service or death or a change of control of the Company and 10,134 shares of common stock issued to Mr. Otto as a participant in the StrataLight Communications, Inc. Employee Liquidity Bonus Plan in accordance with the terms of that certain Agreement and Plan of Merger, dated as of July 9, 2008, among Opnext, Inc., StrataLight Communications, Inc., Omega Merger Sub 1, Inc., Omega Merger Sub 2, Inc. and Jerome S. Contro as the stockholder representative.
(10)	Includes 265,000 shares of common stock obtainable within 60 days upon the exercise of stock options.
(11)	Includes 269,166 shares of common stock obtainable within 60 days upon the exercise of stock options.
(12)	Includes 241,250 shares of common stock obtainable within 60 days upon the exercise of stock options.
(13)	Includes 262,500 shares of common stock obtainable within 60 days upon the exercise of stock options.

EXECUTIVE OFFICERS

The following sets forth certain current information with respect to the executive officers of the Company:

Name	Age	Position
Harry L. Bosco	66	President and Chief Executive Officer; Chairman of the Board of Directors
Michael C. Chan	57	President, Opnext Subsystems, Inc. & Executive Vice President, Business Development and Marketing, Opnext, Inc.
Atsushi (James) Horiuchi	51	Senior Vice President, Global Sales
Tadayuki Kanno	58	President, Modules and Devices Business Unit & Executive Vice President, Opnext Japan, Inc.
Robert J. Nobile	52	Senior Vice President, Finance & Chief Financial Officer
Kei Oki	63	Executive Vice President, Opnext, Inc. & President, Opnext Japan, Inc.
Justin J. O’Neill	53	Senior Vice President, General Counsel & Corporate Secretary
Richard Zoccolillo	49	Vice President of Operations, Opnext, Inc. & President, Pluggables Business Unit

Harry L. Bosco. Mr. Bosco has served as our president and chief executive officer since December 9, 2010, as a member of the Company’s Board since November 2000 and as Chairman of the Board since April 2009. Mr. Bosco previously served as our president and chief executive officer from November 2000 until March 2009. Mr. Bosco served in various management, engineering and executive positions at Lucent Technologies, AT&T and Bell Laboratories from 1965 until October 2000, including as Optical Networking Group President. Mr. Bosco holds an Associate of Science and Bachelor of Science in Electrical Engineering from Pennsylvania State University/Monmouth University and a Master’s degree in Electrical Engineering from Polytechnic Institute of New York. Mr. Bosco has served as a director of Arris, Inc. since 2002.

Michael C. Chan. Mr. Chan has served as President of Opnext Subsystems, Inc., our wholly owned subsidiary, since April 2009, and as our Executive Vice President, Business Development and Marketing since February 1, 2011. Prior to that, Mr. Chan served as our Executive Vice President of Business Development and Product Portfolio Management from January 2001 until March 2009. Mr. Chan spent more than 18 years with Lucent Technologies, AT&T and Bell Laboratories. Mr. Chan’s most recent position at Lucent Technologies was Chief Strategy Officer for the Optical Networking Group and prior to that he served as Chairman and President of Lucent Technologies (China) Co., Ltd. Mr. Chan holds a Bachelor of Arts in Physics from Brandeis University and a Master of Science in Operations Research from Columbia University, and is a graduate of the Wharton Advanced Management Program, University of Pennsylvania.

Atsushi (James) Horiuchi. Mr. Horiuchi has served as Senior Vice President of Global Sales since February 2008. Prior to that, Mr. Horiuchi served as our Vice President of North America Sales from April 2003 until February 2008 and as our Director of North America Sales from 2001 until 2003. Mr. Horiuchi has more than 24 years of experience in sales, research and development, manufacturing, and senior management in both Japan and the United States, including more than ten years of experience in the fiber optics industry. Prior to joining the Company, Mr. Horiuchi was Product Marketing Manager — Fiberoptics Department at Infineon Technologies from 1999 until 2001 and Product Marketing Manager — Optics at Hitachi Semiconductor America from 1998 until 1999. Mr. Horiuchi holds an M.B.A. from Santa Clara University.

Tadayuki Kanno. Mr. Kanno has served as President of our modules and devices business unit and Executive Vice President of Opnext Japan, Inc., our wholly owned subsidiary (“Opnext Japan”), since April 2008. Prior to that, Mr. Kanno served as Senior Vice President of Opnext Japan from May 2004 until April 2008 and as President of Opnext Japan from May 2002 until May 2004. Mr. Kanno joined Hitachi, Ltd. in 1979 and served in various management and executive positions at Hitachi, Ltd. until 2002. Prior to joining Opnext, Mr. Kanno was General Manager of Optical Transmission Systems, Telecommunications Division at Hitachi, Ltd. Mr. Kanno holds a Bachelor of Engineering in Electronics from Yamagata University and a Master of Engineering in Electronics from Yamagata University Graduate School of Engineering.

Robert J. Nobile. Mr. Nobile has served as our Senior Vice President of Finance since March 2001 and as our Chief Financial Officer since February 2007. Mr. Nobile served in various financial positions throughout his career, most recently at Kodak Polychrome Graphics, a global joint venture between Eastman Kodak and Sun Chemical, where he held the position of Senior Vice President of Business Integration from July 2000 until February 2001, and before that as Senior Vice President and Chief Financial Officer from January 1998 until June 2000. Mr. Nobile holds a Bachelor’s degree in Accounting from St. John’s University and is a Certified Public Accountant.

Kei Oki. Mr. Oki has served as Executive Vice President and President of Opnext Japan since April 2004. Mr. Oki joined Hitachi, Ltd. in 1971 and served in various management and executive positions at Hitachi, Ltd. until 2004; his most recent position was as Executive Project Manager at Information and Telecommunication Systems, International Sales Division. Mr. Oki holds a Bachelor of Arts in Economics from Keio University.

Justin J. O’Neill. Mr. O’Neill has served as Senior Vice President and General Counsel since May 2007 and Secretary since January 2010. From January 2004 until April 2007, Mr. O’Neill was Of Counsel with the Los Angeles office of Latham & Watkins LLP. Prior to joining Latham & Watkins LLP, Mr. O’Neill was an Assistant General Counsel at Global Crossing, Ltd., a global broadband communications services provider, from March 1999 until September 2003, and prior to that he was an attorney in the New York office of Simpson Thacher & Bartlett LLP from 1994 until 1999. Mr. O’Neill has a Bachelor’s degree from Brown University and a J.D. from Columbia Law School.

Richard Zoccolillo. Mr. Zoccolillo has served as President of our pluggables business unit since March 2005, with responsibility for coordinating product development, manufacturing, management and sales activities, and as our Vice President of Operations since August 15, 2011. From February 2002 until March 2005, Mr. Zoccolillo served as General Manager of our optical subsystems business. Prior to joining Opnext, Mr. Zoccolillo spent more than 15 years with Lucent Technologies (“Lucent”) and AT&T Bell Laboratories. From January 1996 until February 2002, Mr. Zoccolillo served as the general manager of Lucent’s metro wavelength division multiplexing (WDM) business, where he spearheaded Lucent’s drive into the metro WDM market. Prior to that position, Mr. Zoccolillo served as Lucent’s director of product management for the Lucent SONET systems in the United States, spent two years in Germany focusing on synchronous digital hierarchy systems, and held a variety of positions in Lucent’s consumer product organization. From August 1986 until January 1996, Mr. Zoccolillo held various positions at AT&T Bell Laboratories, including within the asynchronous transfer mode (ATM) network planning committee, the international ATM standards committee, and cellular system product development. Mr. Zoccolillo holds both a Bachelor degree and a Master of Science degree in Computer Science from Polytechnic University of New York and serves on the advisory council for Monmouth University’s School of Science and Technology.

CORPORATE GOVERNANCE

Board Independence

The Board has determined that seven of our non-employee directors are independent under the listing standards of The Nasdaq Stock Market LLC (“NASDAQ”). The independent directors are Mr. Cowan, Chairman of the Audit Committee, Mr. John F. Otto, Jr., Chairman of the Compensation Committee, Dr. Lee, Chairman of the Nominating/Corporate Governance Committee, Dr. Kuru, Mr. Abbe, Mr. Philip F. Otto and Mr. Smith. The Audit, Compensation and Nominating/Corporate Governance Committees consist entirely of independent directors under the listing standards of NASDAQ. Mr. Otsuki is not considered independent because of his affiliation with Hitachi, Ltd., a significant shareholder of the Company. Mr. Bosco is not considered independent due to his prior employment as our President and Chief Executive Officer and his current service as our interim President and Chief Executive Officer. Prior to his resignation effective on April 1, 2011, Mr. Iwata was not considered independent due to his affiliation with Hitachi, Ltd.

In making its independence determinations, the Board considered any transactions and relationships between the director, or any member of his or her immediate family, and us or one of our subsidiaries or affiliates based on information provided by the director, Company records and publicly available information. Specifically, the Board considered the following types of relationships and transactions: (i) principal employment of, and other public company directorships held by, each non-employee director, which are set forth in “PROPOSAL NO. 1 ELECTION OF CLASS II DIRECTORS” above; (ii) contracts or arrangements that are ongoing or that existed during any of the past three fiscal years between the Company and/or its subsidiaries or affiliates and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% shareholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between the Company and/or its subsidiaries or affiliates and any other public company for which the non-employee director serves as a director. In each instance, the Board determined that no such relationships or transactions existed.

Board Leadership Structure

The Board believes it is generally best served by having separate individuals serve as Chairman of the Board of Directors and as Chief Executive Officer. The Board believes that having a separate chairman provides a more effective channel for the Board to express its views on management, and allows the chief executive officer to focus more on the operation of the Company while helping to keep a measure of independence between the Board’s oversight function and the Company’s operating decisions. The Board believes that this structure provides an appropriate balance of operational focus and oversight.

Prior to December 2010, Mr. Gilles Bouchard served as our Chief Executive Officer and as a director of the Company, while Mr. Bosco served as the Chairman of the Board of Directors. However, with the resignation of Mr. Bouchard as our Chief Executive Officer and President in December 2010, the Board appointed Mr. Bosco as our Chief Executive Officer and President on an interim basis. As a result, the same individual currently serves as the Chairman of the Board and Chief Executive Officer. Prior to Mr. Bouchard’s appointment as Chief Executive Officer in April 2009, Mr. Bosco had been the only chief executive officer of the Company since its founding. Given the depth of Mr. Bosco’s experience with our company and our industry and his unique relationship with both the Board and management, the Board determined that the Company and its stockholders would be best served by appointing Mr. Bosco as Chief Executive Officer and President during this transition period. Once a permanent Chief Executive Officer and President has been appointed, the Board expects that the positions of Chief Executive Officer and Chairman of the Board will again be separated. The Company is currently engaged in a search for a permanent Chief Executive Officer and President.

Our independent directors meet at regularly scheduled executive sessions without members of management. The independent members of our Board of Directors have not chosen to appoint a “lead independent director.” Our Board of Directors, under the guidance of the Nominating/Corporate Governance Committee, reviews its performance each year as a part of its annual self evaluation process, and in that context considers, among other things, issues of composition and organization.

Board of Directors’ Role in Risk Oversight

The Board of Directors oversees our risk management processes to determine whether those processes are functioning as intended and are consistent with our business and strategy. The Board conducts this oversight primarily through the Audit Committee, and the Compensation Committee with respect to pay risk matters, although some aspects of risk oversight are performed by the full Board of Directors.

Pursuant to the Audit Committee Charter, the Audit Committee is responsible for discussing with management the Company’s policies with respect to risk assessment and risk management, including discussing with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The Audit Committee has standing items on its meeting agendas relating to these responsibilities, and reports on its findings at each regularly scheduled meeting of the Board after each Audit Committee meeting. Internal Audit is represented at each regularly scheduled meeting of the Audit Committee and at each such meeting reviews and assesses our processes and controls for ongoing compliance with internal policies and legal and regulatory requirements, as well as potential material weaknesses or significant deficiencies in our internal control over financial reporting. Internal Audit reports directly to the Audit Committee and has a “dotted-line” reporting relationship to our Chief Financial Officer. In addition, members of our management who have responsibility for designing and implementing our risk management processes, such as our Chief Financial Officer and General Counsel, attend each meeting of the Audit Committee and report on risk assessment and risk management issues regularly.

The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices. The Compensation Committee monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking. Please see “Corporate Governance—Compensation Risk” below for further discussion of the Compensation Committee’s consideration of risk with respect to the Company’s compensation program.

Finally, the Board discusses risks related to the Company’s business strategy at the annual strategic planning meeting and at other meetings as appropriate. Board oversight of risk is enhanced by the fact that the Chairman attends virtually all Board committee meetings as well as by the fact that reports are provided to the full Board following each meeting of a Board committee.

The Board does not believe that its oversight of the Company’s risk management processes affects the Board’s leadership structure.

Compensation Risk

The Company believes that its compensation policies and practices appropriately balance risk in connection with the achievement of annual and long-term goals and that they do not encourage unnecessary or excessive risk taking. As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In 2011, the Compensation Committee and management conducted a review of the design and operation of all of the Company’s compensation policies and practices. The review included an assessment of the level of risk associated with the various elements of compensation. Based on this review and assessment, the Company believes that its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Committees and Meetings

During the fiscal year ended March 31, 2011, the Board held seven meetings. The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. The current members of each committee are identified in the following table:

DIRECTOR	AUDIT	COMPENSATION	NOMINATING/CORPORATE GOVERNANCE
Kendall Cowan	CHAIR	X
Isamu Kuru			X
David Lee		X	CHAIR
John F. Otto, Jr.	X	CHAIR
Charles J. Abbe	X
Philip F. Otto		X
William L. Smith			X

During the fiscal year ended March 31, 2011, no incumbent director other than Mr. Smith and Mr. Otsuki attended fewer than 75% of the aggregate number of meetings of the Board and Board committees on which he served. Mr. Otsuki attended 71% of the meetings of the Board during the fiscal year ended March 31, 2011. Mr. Smith attended 70% of the aggregate number of meetings of the Board and Board committees on which he served during the fiscal year ended March 31, 2011. The independent members of our Board and Board committees meet regularly outside the presence of management.

Director Attendance at Annual Meetings

Although Opnext does not have a formal policy regarding attendance by members of its Board at its annual meeting of stockholders, Opnext encourages all of its directors to attend the annual meetings. Nine of Opnext’s ten directors then in office attended the annual meeting of stockholders held on January 20, 2011.

Committees of the Board

The Board maintains charters for each of its standing committees, which include the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee. The charters of the Board committees clearly establish their respective roles and responsibilities. To view the charters of the committees named above, please visit the corporate governance section of the investor relations page of our website at http://www.opnext.com. Copies of the charters are available in print, without charge, upon written request to our Corporate Secretary at Opnext, Inc., 46429 Landing Parkway, Fremont, California 94538.

Audit Committee

The Audit Committee, a standing committee of the Board, met six times during the fiscal year ended March 31, 2011. The Audit Committee consists of Mr. Cowan, Mr. John F. Otto, Jr. and Mr. Abbe, with Mr. Cowan serving as Chairman of the Audit Committee. All members of the Audit Committee meet the membership requirements of NASDAQ, including the requirements regarding financial literacy and financial sophistication, and the Board has determined that each member of the Audit Committee is independent under the listing standards of NASDAQ and the rules of the Securities and Exchange Commission (the “SEC”) regarding audit committee membership. The Board has further determined that Mr. Cowan is an “audit committee financial expert” as defined by the SEC.

The Audit Committee has sole authority for the appointment, compensation and oversight of the work of the independent registered public accounting firm, and responsibility for reviewing and discussing, prior to filing or issuance, with management and the independent registered public accounting firm our audited consolidated financial statements included in our Annual Report on Form 10-K and, when appropriate, our earnings press releases and other filings with the SEC. Our internal audit control function is tasked with critical supervision over the key areas of our business and financial controls and reports directly to our Audit Committee.

Compensation Committee

The Compensation Committee met five times during the fiscal year ended March 31, 2011. The Compensation Committee is a standing committee of the Board and all members of the Compensation Committee meet NASDAQ independence requirements. The Compensation Committee currently consists of Mr. John F. Otto, Jr., Mr. Cowan, Dr. Lee and Mr. Philip F. Otto, with Mr. John F. Otto, Jr. serving as Chairman of the Compensation Committee.

The Compensation Committee is responsible for assisting our Board in fulfilling its fiduciary duties with respect to the oversight of the Company’s compensation plans, policies and programs, including assessing our overall compensation structure, reviewing all executive compensation programs, incentive compensation plans and equity-based plans, and determining executive compensation. The Compensation Committee is also responsible for evaluating and making recommendations to our Board regarding director compensation.

For a discussion of the Compensation Committee’s processes and procedures for considering and determining compensation for our directors and executive officers, please see the “Compensation Discussion and Analysis” section below.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee, also a standing committee of the Board, met three times during the fiscal year ended March 31, 2011. The Nominating/Corporate Governance Committee currently consists of Dr. Lee, Dr. Kuru and Mr. Smith, with Dr. Lee serving as Chairman of the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee oversees the corporate governance and Board membership matters of the Company. The Nominating/Corporate Governance Committee assists the Board in identifying qualified candidates to become Board members, selecting nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected), selecting candidates to fill any vacancies on the Board and overseeing the evaluation of the Board.

Selection and Evaluation of Director Candidates; Board Diversity

The Nominating/Corporate Governance Committee maintains, with the approval of the Board, guidelines for selecting nominees to serve on the Board. Factors considered by the Nominating/Corporate Governance Committee in evaluating a director candidate include:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the Company’s industry;

•	experience as a board member of another publicly held company;

•	diversity of thought, background, perspective and experience;

•	academic expertise in an area of the Company’s operations; and

•	practical and mature business judgment.

While the foregoing are the primary factors considered, the Nominating/Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. While the Nominating/Corporate Governance Committee does not have a formal diversity policy and identifies qualified potential candidates without regard to any candidate’s race, color, disability, gender, age, national origin, religion or creed, the Nominating/Corporate Governance Committee is focused on achieving diversity of thought, background (including geographical background), perspective and experience so as to facilitate robust debate and broad thinking on strategies and tactics within the Board. The Nominating/Corporate Governance Committee’s goal is to assemble a Board that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating/Corporate Governance Committee also may consider candidates with appropriate non-business backgrounds. Other than the foregoing factors, there are no stated minimum criteria for director nominees. The Nominating/Corporate Governance Committee believes it appropriate for the Company’s Chief Executive Officer to participate as a member of the Board.

The Nominating/Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board up for re-election at an upcoming annual meeting of stockholders indicates that he or she does not wish to continue in service, the Nominating/Corporate Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating/Corporate Governance Committee and the Board will be polled for suggestions as to individuals meeting the criteria of the Nominating/Corporate Governance Committee. Research may also be performed to identify qualified individuals. If the Nominating/Corporate Governance Committee believes that the Board requires additional candidates for nomination, the Nominating/Corporate Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third-party search firm to assist in identifying qualified candidates. All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating/Corporate Governance Committee, after which the Nominating/Corporate Governance Committee will make its recommendation to the Board.

The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders wishing to communicate with the Nominating/Corporate Governance Committee regarding recommendations for director nominees should follow the procedure described in “Corporate Governance—Communication with the Board” below. Director candidates recommended by stockholders will be evaluated using the same criteria and in accordance with the procedures described above for director candidates recommended by other sources.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the Company’s directors or executive officers.

Communication with the Board

Our annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. In addition, stockholders may communicate with the Board through the Company’s Secretary by writing to the Company at the following address: Chairman of the Board c/o Company Secretary, Opnext, Inc., 46429 Landing Parkway, Fremont, California 94538. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Corporate Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics. Communications concerning recommendations for director nominees submitted by any of Opnext’s stockholders will be forwarded to the Chairman of the Nominating/Corporate Governance Committee.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE COMPENSATION

This Compensation Discussion and Analysis provides information regarding the executive compensation program for our Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer and the three executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were the most highly compensated executives of the Company during the fiscal year ended March 31, 2011 (the “Named Executive Officers” or “NEOs”). During the fiscal year ended March 31, 2011, these individuals were:

•	Harry L. Bosco, President and Chief Executive Officer;

•	Gilles Bouchard, Former President and Chief Executive Officer;

•	Michael C. Chan, Executive Vice President, Business Development and Marketing, and President, Opnext Subsystems, Inc.;

•	Tadayuki Kanno, President, Modules and Devices Business Unit, and Executive Vice President, Opnext Japan, Inc.;

•	Robert J. Nobile, Senior Vice President, Finance and Chief Financial Officer; and

•	Justin J. O’Neill, Senior Vice President, General Counsel and Secretary.

The details of the compensation paid to and earned by our NEOs can be found in the compensation tables and associated narrative disclosure beginning on page 34 of this Proxy Statement. As more fully discussed under the heading “Former Chief Executive Officer – Mr. Gilles Bouchard” below, Mr. Bouchard resigned from his offices as our President and Chief Executive Officer effective December 9, 2010.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during the fiscal year ended March 31, 2011. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our NEOs for the fiscal year ended March 31, 2011.

Compensation Philosophy and Objectives

Our executive compensation program is based on an overarching pay-for-performance philosophy. We have designed our compensation approach to provide total pay that aligns corporate performance with individual performance. We provide salaries and incentive compensation to executive officers that promote superior professional performance and maximize shareholder value while providing differentiation and flexibility, allowing Opnext to respond to unique circumstances. The Compensation Committee believes that compensation paid to executive officers should be closely aligned with Opnext’s performance on both a short-term and long-term basis, linked to specific, measurable results and that such compensation should assist Opnext in attracting and retaining key executives critical to Opnext’s long-term success.

Consistent with our pay-for-performance philosophy, our executive compensation program is designed to achieve four primary objectives:

•	attract and motivate well-qualified individuals with the ability and talent necessary for us to achieve our business objectives and corporate strategies;

•	provide incentives to achieve specific short-term individual and corporate goals by rewarding achievement of those goals at established performance levels;

•	provide incentives to achieve longer-term financial goals and reinforce their sense of ownership through award opportunities that result in ownership of stock; and

•	promote retention of key executives and align the interests of management with those of the stockholders to reinforce continuing increases in stockholder value.

Role of the Compensation Committee

The Compensation Committee is responsible for designing and evaluating our compensation plans for the board of directors and executive officers, including the Chief Executive Officer, awarding incentive compensation to executive officers and administering other compensation programs as authorized by the Board. The Compensation Committee is also tasked with producing the annual report on executive officer compensation for inclusion in our proxy materials in accordance with applicable SEC rules. The Compensation Committee solely determines the salary and overall compensation of our Chief Executive Officer and may approve, or recommend to the Board for approval, the compensation for all other Named Executive Officers and the directors of the Company. When establishing the compensation of the other Named Executive Officers, the Compensation Committee takes into consideration the recommendations of the Chief Executive Officer. More specifically, with respect to our Named Executive Officers, the Compensation Committee reviews and approves their:

•	annual base salaries;

•	annual incentive compensation;

•	long-term incentive compensation;

•	employment agreements (including severance and change-in-control arrangements); and

•	other compensation, perquisites, or special benefits, if any.

Consistent with our performance-based philosophy, the Compensation Committee reviews and approves our compensation programs to appropriately reward success relative to predetermined goals and to retain key talent in a competitive marketplace. The Compensation Committee endeavors to effectively balance executive officers’ salaries with incentive compensation that is performance based as well as to reward annual performance while maintaining a focus on longer-term objectives. We believe that it serves the needs of our stockholders and key executives to provide incentives commensurate with individual management responsibilities and past and future contributions to corporate objectives. The mix of compensation elements varies based on an executive officer’s position and responsibilities with the Company.

In carrying out its responsibilities, the Compensation Committee works with members of our management team, including our Chief Executive Officer. The management team assists the Compensation Committee by providing information on Company and individual performance, market data, and management’s perspective and recommendations on compensation matters. While the Compensation Committee solicits and reviews management’s (including the Chief Executive Officer’s) recommendations and proposals with respect to compensation adjustments, long-term equity incentive awards, program structures and other compensation-related matters, the Compensation Committee uses management’s recommendations and proposals as only one factor when making compensation decisions for our executive officers and directors.

The Compensation Committee reviews not only the individual compensation elements, but the mix of individual compensation elements that make up aggregate compensation and attempts to structure the total compensation package so that it is appropriately balanced between short-term and long-term compensation and fixed and variable compensation, each in a way that meets the objectives set forth above. In carrying out its responsibilities, the Compensation Committee:

•	reviews our corporate goals and objectives relevant to executive compensation;

•

considers executive performance in light of such goals and objectives and sets executive compensation based on these evaluations and other factors as the Compensation Committee deems appropriate and in the best interests of the Company and our stockholders; and

•

determines any long-term equity incentive component of executive compensation based on past awards, the Company’s performance, the value of similar incentive awards at the companies in our Peer Group (as defined below), individual performance in accordance with stated objectives, and other factors the Compensation Committee deems appropriate and in the best interests of the Company and our stockholders.

Use of External Advisors

Pursuant to the Charter of the Compensation Committee, the Compensation Committee has the authority to retain the services of outside advisors, experts and compensation and benefits consultants to assist in the evaluation of the compensation of the Chief Executive Officer, the other executive officers, the Board and our compensation framework generally. During the fiscal year ended March 31, 2011, Radford, an Aon Hewitt Consulting company, was engaged on a limited basis to provide advice to the Compensation Committee relating to our equity grant policies and practices.

Compensation Levels

In order to assess competitive compensation levels and practices, in April 2008 the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant to provide information, recommendations, and other advice relating to executive compensation. In April 2008, Pearl Meyer, serving at the discretion of the Compensation Committee, conducted a comprehensive review of our executive compensation (the “Pearl Meyer Study”). Although compensation was not formally benchmarked, the Compensation Committee has used the Pearl Meyer Study in assessing what compensation practices were competitive in the market for companies of our size, maturity and industry (including for the fiscal year ended March 31, 2011). Competitive compensation levels were considered utilizing a combination of data reported for a peer group of industry competitors and compensation survey data, as described below.

Peer group data comparisons were developed relative to a group of publicly traded companies (the “Peer Group”). Peer Group companies similar to us in terms of industry and size were identified by Pearl Meyer, and reviewed and approved by Opnext management and the Chairman of the Compensation Committee. Peer Group primary and secondary selection criteria included (i) industry subgroups, such as analog chips, computer networking equipment, electronic components, optical switching & transmission components, semiconductors, and telecommunications, and (ii) level of revenues, with annual revenues of $200 million to $650 million being necessary for inclusion. Secondary consideration was given to other technology companies that received more than ten percent of their revenue from Alcatel-Lucent or Cisco Systems, our two largest customers at the time of the Pearl Meyer Study, and that had annual revenues between $125 million and $850 million. The following sixteen companies were included in our Peer Group:

Avanex Corp. (now Oclaro, Inc.)

Bookham Inc. (now Oclaro, Inc.)

Coherent Inc.

Cymer Inc.

Electro Scientific Industries Inc.

Finisar Corp.

Harmonic Inc.

Infinera Corp.

Intevac Inc.

Ixia

Mercury Computer Systems, Inc.

MRV Communications Inc.

Optium Corp. (now Finisar)

PMC — Sierra Inc.

Silicon Laboratories Inc.

Smart Modular Technologies, Inc.

For five positions, including two positions held by Named Executive Officers (Chief Executive Officer and Chief Financial Officer), proxy information was augmented with proprietary resources and published compensation survey data to develop “market consensus” compensation levels for each executive, generally representing an equal weighting of the Peer Group and compensation survey data. Peer Group company and survey matches were made based upon each executive’s primary roles and responsibilities and positions not prevalent in available proxy information were assessed using published survey data only.

Compensation survey data was derived from the following domestic survey sources:

•	Mercer — 2007 Executive Compensation Survey (all industries);

•	CHiPs — 2007 Executive Compensation Survey (technology);

•	Private 1 — 2007 Private Survey of Executive Compensation (all industries);

•	Private 2 — 2007 Private Survey of Executive Compensation (all industries); and

•	Watson Wyatt — 2007/2008 Top Management Compensation Survey (technology).

In May 2010, we engaged Radford to conduct a competitive review and analysis of, and to present recommendations with respect to, our equity grants and related policies and practices for our entire employee population (the “Radford Report”). In conducting its report, Radford updated the Peer Group to reflect that Avanex and Bookham had merged to form Oclaro, which was added to the Peer Group, and Optium was acquired by Finisar and, thus, was removed from the Peer Group. As a basis for its assessment, Radford used a combination this adjusted Peer Group and the 2009 Radford High Technology Stock-by-Level Report, which included high technology companies (excluding software, internet and eCommerce companies) in Northern California with less than $1 billion in annual revenues, reflecting the broader market where we compete for talent to ensure our programs were meeting our goals of attracting and retaining talent.

While the Compensation Committee has considered Peer Group and compensation survey data provided by the Pearl Meyer Study and the Radford Report in establishing compensation, including for the fiscal year ended March 31, 2011, the Compensation Committee has not formally benchmarked total compensation or individual compensation elements against the Peer Group or compensation survey data, and the Compensation Committee does not aim to set total compensation, or any compensation element, at a specified level as compared to the companies in the Peer Group or compensation survey data.

Compensation Elements

Although the structure may vary over time, our executive compensation program consists of three primary components:

•	base salary — fixed compensation that takes into account an individual’s function and responsibility, performance, and expertise;

•

annual incentives — a performance-based incentive bonus under the Second Amended and Restated 2001 Long-Term Stock Incentive Plan (the “Incentive Plan”) designed to reward attainment of company and individual performance objectives, with target award opportunities generally expressed as a percentage of base salary; and

•	long-term equity incentives in the form of grants of stock options or restricted stock under the Incentive Plan designed to provide retention and alignment of executive and shareholder interests.

These components, individually and in the aggregate, are designed to accomplish the four compensation objectives described above. For this reason, no single element dominates the compensation package of a Named Executive Officer.

Base Salary

The base salaries of our executive officers, including those of our Named Executive Officers, historically have generally been set at the time of employment and only adjusted when special circumstances warranted adjustment. Base salaries are determined based on level of responsibility and subjective factors such as the individual’s experience. Base salaries represent the fixed portion of our executives’ compensation and are important in attracting, retaining, and motivating highly talented executive officers.

Early in the fiscal year ended March 31, 2009, Pearl Meyer reviewed the base salaries for all executive officers and compared our current salary structure and salaries to those of the market. Pearl Meyer concluded that the salaries of our executive officers approximated the 50th percentile of the market for all executive officers in the aggregate, but nonetheless recommended adjustments with respect to certain individuals with salaries below the 50th percentile of the market. The Compensation Committee subsequently determined that is was not in the best interests of the Company and its stockholders to adjust the base salaries of any of our executive officers at that time due to the difficult economic conditions existing since the time of the Pearl Meyer Study.

Effective June 1, 2011, after reviewing the relevant Company performance and considering general market and economic conditions, as well as the fact that the base salaries of the Named Executive Officers had not been increased since 2007, the Compensation Committee determined to increase the base salaries of our Named Executive Officers (other than Mr. Bosco) as follows: Mr. Chan from $360,000 to $367,200; Mr. Kanno from $295,300 to $298,300; Mr. Nobile from $265,000 to $275,000; and Mr. O’Neill from $300,000 to $306,000. The Compensation Committee determined to further increase Mr. Nobile’s base salary to $325,000 effective August 16, 2011.

Annual Incentive Compensation

Our executive officers, including our Named Executive Officers (except for Mr. Bosco, unless otherwise determined by the Board in its sole discretion), are eligible to receive an annual performance-based incentive bonus upon the achievement of certain Company and individual objectives. We believe that performance-based incentive bonuses play an important role in providing incentives to our executive officers to achieve short-term performance goals. Performance-based incentive bonuses are intended to advance our interests and those of our stockholders by incentivizing our executive officers to achieve our performance objectives and assisting us in attracting and retaining executive officers who, given the extent of their responsibilities, can make significant contributions to our success through their ability, industry expertise, loyalty and exceptional service. The Compensation Committee annually approves the performance criteria and goals that will be used to determine our Named Executive Officers’ incentive compensation for each fiscal year.

Pearl Meyer had recommended that our annual incentive compensation be structured by dividing each Named Executive Officer’s bonus opportunity into two components: (i) one component dependent upon the achievement of predetermined financial metrics for the Company and, to the extent applicable, for the Named Executive Officer’s business unit and (ii) the other component dependent upon the achievement of certain predetermined individual performance objectives. Pearl Meyer recommended that the component of the bonus opportunity dependent upon the Company and/or business unit financial performance be weighted more heavily for executive officers, representing between 70 to 80 percent of the bonus opportunity.

In May 2010, our Compensation Committee approved a bonus program with respect to performance during the fiscal year ended March 31, 2011 (the “2011 Bonus Program”). The 2011 Bonus Program provided for the potential payment of fully vested shares of our common stock based upon the achievement of pre-established Company and individual performance objectives established by the Compensation Committee. Based in part upon Pearl Meyer’s recommendation, our Compensation Committee determined that for the fiscal year ended March 31, 2011, the component of the annual bonus dependent upon Company and/or business unit financial performance should be weighted at a range of 60 to 75 percent of the bonus opportunity for our executive officers, including the Named Executive Officers (other than Mr. Bosco), with the component of the annual bonus opportunity dependent upon individual performance, as evaluated in the sole discretion of the Compensation Committee, weighted at a range of 25 to 40 percent of the bonus opportunity, depending on the executive officer. In addition, the Compensation Committee decided that annual incentive compensation for the fiscal year ended March 31, 2011 would be payable in the form of shares of our common stock in light of the Company’s desire to conserve cash. The 2011 Bonus Program was in lieu of an annual cash bonus opportunity for the fiscal year ending March 31, 2011. The Compensation Committee granted 2011 award opportunities that were lower in value on the date of approval of the 2011 Bonus Program than the target bonus set forth in the relevant Named Executive Officer’s employment agreement (other than with respect to Mr. Kanno, who does not have an employment agreement) in light of our disappointing financial performance in recent years and the potential for future appreciation of our stock price (and consequent potential increase in the value of the award over the course of the year). The Named Executive Officer target bonus opportunities for the fiscal year ended March 31, 2011 were as follows: 140,000 shares for Mr. Bouchard; 72,000 shares for Mr. Chan; 53,000 shares for Mr. Kanno; and 60,000 shares for each of Messrs. Nobile and O’Neill.

Under the 2011 Bonus Program, incentive compensation payable to our Named Executive Officers (other than Mr. Bosco) was performance driven and, therefore, contingent. The Pearl Meyer Study, which included a review of the annual incentives of the Peer Group companies, concluded that, while revenue was the most prevalent annual incentive plan performance measure, earnings before interest, taxes, depreciation and amortization (EBITDA), financial goals for specific business units and individual performance were also commonly used. Working with our executive management team, and in particular our Chief Executive Officer, the Compensation Committee determined that EBITDA, a non-GAAP measure utilized by approximately one-quarter of the Peer Group, was the most appropriate measure to assess the overall performance of our business and approved the use of adjusted EBITDA, as determined in accordance with the Company’s financial statements, as the measure of the Company financial performance component applicable to all of our Named Executive Officers under the 2011 Bonus Program. The minimum level of adjusted EBITDA established by the Compensation Committee was $8.5 million during the fiscal year ended March 31, 2011 based on consideration of a number of factors, including the Company’s financial and operating performance, ability to generate cash flow, earnings growth, and general economic conditions and other specific circumstances facing the Company. In addition, the Compensation Committee approved the use of financial performance metrics in the form of contribution margin goals from particular business units of the Company for Messrs. Chan and Kanno based on their positions as heads of business units of the Company. The minimum levels of contribution margin from certain business units established by the Compensation Committee were $5 million from our subsystems business unit’s products with respect to Mr. Chan, and $5.5 million from our modules and devices business units’ products with respect to Mr. Kanno, during the fiscal year ended March 31, 2011, based on consideration of certain factors, including the operating performance of the business units, general economic conditions and other specific circumstances facing the business units. With respect to individual performance objectives, the Compensation Committee established certain functional goals based on the Named Executive Officer’s position within the Company, including, without limitation, goals relating to product delivery, organizational and leadership development, and financial statement objectives.

In May 2011, the Compensation Committee concluded that the Company did not attain the minimum level of $8.5 million of adjusted EBITDA during the fiscal year ended March 31, 2011 (the actual result was negative $11.7 million). In addition, the Company did not attain the minimum levels of contribution margin of $5.0 million from our subsystems business unit’s products, and $5.5 million from our modules and devices business units’ products, with respect to the goals for Messrs. Chan and Kanno, respectively. As a result, no payments were made to any Named Executive Officer pursuant to the Company and/or business unit financial performance component of the 2011 Bonus Program. With respect to the individual performance component of the 2011 Bonus Program, the Compensation Committee determined that Mr. Nobile achieved his individual objective of the Company maintaining a cash balance in excess of $100 million as of March 31, 2011 (the actual result was $100.3 million), and Mr. O’Neill achieved his individual objective of completing an assessment of the legal risks in Japan and establishing a plan of action to address such risks by March 31, 2011. The remaining Named Executive Officers did not attain their individual objectives, and therefore, did not receive payment under the 2011 Bonus Program. Accordingly, on May 16, 2011, the Compensation Committee determined to award an annual bonus to Mr. Nobile in an amount equal to 20,000 fully vested shares of our common stock, and to Mr. O’Neill in an amount equal to 20,000 fully vested shares of our common stock, pursuant to the 2011 Bonus Program and the Incentive Plan.

Long-Term Incentive Compensation

Awards of stock options and restricted stock under our Incentive Plan are designed to:

•	closely align management and stockholder interests;

•	promote retention and reward executives and other key employees for building stockholder value; and

•	encourage long-term investment in the Company by participating Named Executive Officers.

The Compensation Committee believes that stock ownership by management is beneficial to all stockholders, and we have granted stock awards to executive officers and other employees to promote the goals discussed above.

In the first quarter of the fiscal year ended March 31, 2009, Pearl Meyer reviewed our long-term incentive grants, comparing the Black-Scholes value of such grants to market consensus data. Pearl Meyer recommended a long-term incentive structure with awards determined by salary grade and the value of grants. Pearl Meyer also determined that 75 percent of the companies in the Peer Group used stock options and 38 percent used restricted stock, and that on average stock options and restricted stock awards for Peer Group companies vested over a four-year period. As a result of these findings, Pearl Meyer recommended that we make regular long-term incentive grants to executive officers using a mix of equity vehicles, such as restricted stock together with stock options.

While the Radford Report also noted that the majority of the companies in the Peer Group used full-value shares as a component of long-term incentive compensation programs (with 70 percent of the Peer Group members delivering more than twenty percent of their total equity pool in the form of full-value shares in the fiscal year preceding the report), Radford recommended that we continue to grant exclusively stock options given the Company’s focus on increasing shareholder value during a challenging economic environment. In addition, Radford recommended stock options to ensure the executives were rewarded only for improvements in shareholder value. Accordingly, our long-term incentive compensation program awarded only stock options to the Named Executive Officers (other than the restricted stock units awarded to Mr. Bosco pursuant to his employment agreement), in the fiscal year ended March 31, 2011.

While Pearl Meyer had recommended a long-term incentive structure based on value opportunity for each executive officer, Radford recommended that we adopt a balanced approach for the fiscal year ended March 31, 2011. Given the relatively low price of our stock when compared to the market data, Radford made recommendations based on the number of options required to deliver the midpoint of Pearl Meyer’s recommended market competitive equity value by reference to (i) a normalized stock price consistent with the survey’s 50th percentile stock price, in addition to our then current 30-day average stock price, (ii) a percent of company perspective and (iii) a market number of shares, irrespective of value.

Although the Compensation Committee used the Radford Report in assessing the level of long-term incentive compensation awards to grant in the fiscal year ended March, 31, 2011, the Compensation Committee used Radford’s recommendations and proposals as only one of several factors in making long-term incentive compensation decisions for our executive officers, including the Named Executive Officers. Other factors considered by the Compensation Committee included the level of past awards, the Company’s disappointing financial performance in recent years, the retention of key executives, and individual performance in accordance with stated objectives. Accordingly, our Compensation Committee established the amount of options granted to our Named Executive Officers in the fiscal year ended March 31, 2011 by reference to a fixed number of shares rather than by reference to a value opportunity and, in consideration of the factors discussed above, generally awarded an amount of options to our Named Executive Officers somewhat less than what the survey data suggested would be market competitive equity grants.

Stock Options

The Compensation Committee has the authority to determine the Named Executive Officers to whom options are granted, the terms upon which options are granted and the number of shares subject to each option. Our Chief Executive Officer makes periodic recommendations of stock option grants (other than for himself), which the Compensation Committee then considers, and may approve, revise or reject.

Stock options granted to our Named Executive Officers generally vest with respect to one quarter of the shares subject to the option on each the first four anniversaries of the date of grant. This vesting schedule promotes retention, while the nature of stock options provides Named Executive Officers with an incentive to contribute to stockholder value over the long term. Stock options provide a direct link with stockholder interests as they have no intrinsic value unless our stock price increases above the grant date price. Prior to the fiscal year ended March 31, 2009, stock options granted to our Named Executive Officers generally had an expiration date of ten years from the date of grant unless the grantee’s employment was terminated earlier. Starting in the fiscal year ended March 31, 2009, based in part on the recommendation of Pearl Meyer, stock options granted to our Named Executive Officers have had an expiration date of seven years from the date of grant unless the grantee’s employment was terminated earlier. A seven-year term provides a reasonable time frame to align the Named Executive Officers’ compensation with stockholder interests since any appreciation of our stock price will benefit both management and stockholders.

On February 7, 2011, pursuant to his employment agreement, the Company granted Mr. Bosco a nonqualified stock option to purchase 375,000 shares of our common stock (the “Bosco Option”) at an exercise price of $2.56 per share. Subject to Mr. Bosco’s continued employment with the Company, the Bosco Option is scheduled to vest and become exercisable in twelve equal installments on each monthly anniversary of December 10, 2010, subject to accelerated vesting under certain circumstances as set forth in the applicable stock option agreement entered into with Mr. Bosco. The Bosco Option has a seven-year term.

In addition, on May 21, 2010, the Company granted options to purchase common stock of the Company to the Named Executive Officers in the following amounts: 120,000 shares to Mr. Chan, 105,000 shares to Mr. Nobile, and 90,000 shares to each of Messrs. Kanno and O’Neill (such options, the “May 2010 Options”), each with an exercise price of $2.04 per share. The May 2010 Options vested and became exercisable with respect to one-quarter of the shares subject thereto on May 21, 2011, and subject to the optionee’s continued employment, will vest and become exercisable with respect to an additional one-quarter of the shares subject thereto on each of the second, third and fourth anniversaries of the date of grant, subject to accelerated vesting under certain circumstances as set forth in the applicable stock option agreement entered into with the Named Executive Officer. The May 2010 Options have a seven-year term.

For more information regarding the terms of the stock option agreements, please see the descriptions under the heading “Potential Payments upon Termination or Change of Control — Stock Option Agreements.”

Restricted Stock

The Incentive Plan provides for awards of restricted shares of our common stock to our executives and other employees. The Compensation Committee determines, based on recommendations made by the Chief Executive Officer (other than for awards to himself), the Named Executive Officers to whom restricted shares are awarded, the terms upon which shares are awarded and the number of shares subject to each award.

Restricted shares are subject to certain forfeiture restrictions that generally lapse (or vest) over a specified period of time set forth in the individual award agreements, subject to the recipient’s continued employment with the Company. Grants of restricted shares generally vest over a period of two years from the date of grant. This vesting schedule promotes retention, encourages long-term investment in the Company and provides a reasonable timeframe to align the Named Executive Officers’ compensation with stockholder interests since any appreciation of our stock price will benefit both management and stockholders.

Stock Appreciation Rights (SARs)

The Company has awarded SARs to its employees in China and Japan, including Mr. Kanno. The awards generally vest with respect to one-third or one-quarter of the shares on each of the first three or four anniversaries of the date of grant and have a ten-year life. As of March 31, 2011, the Company had 565 SARs outstanding, 507 (including those held by Mr. Kanno) requiring settlement in the Company’s stock and 58 requiring settlement in cash.

Restricted Stock Units (RSUs)

The Compensation Committee may grant RSUs to our executives and other employees pursuant to the terms of the Incentive Plan. Each vested RSU represents the right to receive one share of our common stock. On February 7, 2011, pursuant to his employment agreement, the Company granted Mr. Bosco 75,000 RSUs (the “Bosco RSUs”) under the Incentive Plan, which vested in full on June 10, 2011.

For more information regarding the terms of the RSU award agreement, please see the descriptions under the heading “Potential Payments upon Termination or Change of Control — RSU Award Agreement.”

Equity Award Practices

As described under the heading “Long-Term Incentive Compensation,” equity-based awards are a key component of our overall executive compensation program. We do not backdate grants of awards nor do we coordinate the grant of awards with the release of material information to result in favorable pricing. In May 2010, the Compensation Committee established a grant practice which provides that equity grants will generally be made on the second business day following the Company’s public announcement of its results for each quarter. We established this practice for granting equity awards in order to (1) avoid any appearance of impropriety or manipulation regarding the timing of stock option grants, (2) minimize the number of dates of stock option grants, and (3) ensure that the timing of stock option grants is based on objective criteria and publicly available information. All of our stock options are granted at an exercise price equal to the closing price of our common stock on the date of grant.

Perquisites and Other Benefits

We provide our Named Executive Officers with perquisites and other benefits, reflected in the “All Other Compensation” column in the table captioned, “Summary Compensation Table,” which we believe are reasonable and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation and include the following:

Employee Healthcare Coverage. We provide to each Named Executive Officer healthcare, dental care, life insurance (other than Mr. Kanno), disability, and accidental death and dismemberment insurance. Coverage is provided to the Named Executive Officers (other than Mr. Kanno) on the same basis as all other U.S. employees, except for certain life insurance and disability benefits as described below.

Matching Contributions to 401(k) Plan Accounts. The Company sponsors the Opnext, Inc. 401(k) Plan (the “401(k) Plan”) to provide retirement benefits to each Named Executive Officer (other than Mr. Kanno) and all of its U.S. employees. As allowed under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), the 401(k) Plan provides tax-deferred salary deductions for eligible employees. Employees may contribute from 1% to 60% of their annual compensation to the 401(k) Plan, subject to a maximum annual limit as set periodically by the Internal Revenue Service. Historically, the Company has matched employee contributions at a ratio of two-thirds of each dollar an employee contributed up to a maximum of two-thirds of the first six percent an employee contributed. All matching contributions vested immediately. The 401(k) Plan also provides for discretionary contributions as determined by the Board. Were any such discretionary contributions to the 401(k) Plan to be made, such contributions would be allocated among eligible participants in the proportion of their salaries to the total salaries of all participants. The Named Executive Officers (other than Mr. Kanno) are eligible to participate in the 401(k) Plan on the same basis as all other U.S. employees.

On April 1, 2009, the Company suspended its matching contributions to the 401(k) Plan in order to reduce the Company’s cost structure and operating expenses. Accordingly, the Company made no matching contributions to the 401(k) Plan for the fiscal year ended March 31, 2011. On April 1, 2011, the Company reinstated its matching contributions to the 401(k) Plan on the same terms as matching contributions made prior to April 1, 2009.

Insurance Allowance. In addition to the life insurance benefits provided under our group healthcare benefits, the Company provides a monthly cash allowance to each Named Executive Officer (other than Mr. Kanno) that is intended to enable the Named Executive Officer to purchase additional life insurance. The amount of the life insurance allowance for each executive officer is calculated by a third-party consultant based upon an actuarial analysis. The Named Executive Officer may elect to apply the cash allowance to purchase additional life insurance or he may use this allowance for other purposes.

Executive Disability Benefits. In addition to the disability benefits provided under our group disability benefits, the Company provides to each Named Executive Officer (other than Mr. Kanno) additional disability benefits pursuant to a separate long-term disability policy paid for in full by the Company.

All Other Compensation

Except as described above, there are no perquisites available to our Named Executive Officers and no tax gross-up reimbursements are available to our Named Executive Officers. The Named Executive Officers have access to the same facilities and workplace amenities as do all of our employees.

Internal Revenue Code Section 162(m) Policy

Section 162(m) of the Code limits the deductibility of compensation paid to certain of our executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 paid to our Named Executive Officers during any fiscal year generally must be “performance-based” compensation as determined under Section 162(m). Compensation generally qualifies as performance-based if, among other requirements, it is payable only upon the attainment of pre-established, objective performance goals based on performance criteria that have been approved by our stockholders, and the committee of our Board that establishes and certifies the attainment of such goals consists only of “outside directors.” All members of our Compensation Committee qualify as outside directors.

The Compensation Committee’s policy is to take into account Section 162(m) in establishing compensation of our executive officers to preserve deductibility to the greatest extent possible. The deductibility of some types of compensation payments can depend upon the timing of the vesting or an executive’s exercise of previously granted awards. Interpretations of, and changes in, applicable tax laws and regulations as well as other factors beyond our control can also affect deductibility of compensation. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers competitively and in a manner commensurate with performance. From time to time, the Compensation Committee may therefore award compensation to our executive officers that is not fully deductible if it determines that such compensation is consistent with its philosophy and is in our and our stockholders’ best interests.

Internal Revenue Code Section 409A

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A.

Accounting Standards

Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC 718”), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock and restricted stock units under the Incentive Plan are accounted for under ASC 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to the Incentive Plan and equity award programs thereunder. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

SUMMARY COMPENSATION TABLE

The following table sets forth summary information concerning the compensation awarded to, paid to or earned by each of our Named Executive Officers for all services rendered in all capacities to us during the fiscal years ended March 31, 2011, March 31, 2010 and March 31, 2009.

										Change in
										Pension Value
										and
									Non-Equity	Nonqualified
									Incentive	Deferred
						Stock		Option	Plan	Compensation	All Other
		Salary		Bonus		Awards		Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	($)(1)		($)		($)(2)		($)(2)	($)	($)	($)(3)		Total
Harry L. Bosco	2011	134,937	(4)	—		192,000		543,750	—	—	29,612		911,049
CEO & President	2010	—		—		—		—	—	—	—		—
	2009	500,000		—		323,747		242,577	—	—	32,676		1,099,005

Gilles Bouchard	2011	382,859	(5)			329,000	(6)	—	—	—	515,903	(7)	1,227,762
Former CEO &	2010	360,000	(8)	—		—		2,610,000	—	—	24,775		2,994,775
President	2009	400,000		140,000	(9)	—		248,400	—	—	33,264		821,664

Michael C. Chan	2011	360,000		100,000	(10)	169,200	(11)	160,800	—	—	20,602		810,602
President, Opnext	2010	324,000	(8)	100,000	(10)	—		300,000	—	—	374,931		1,098,931
Subsystems, Inc.	2009	360,000		—		—		276,000	—	—	32,058		668,058

Takayuki Kanno	2011	293,383		—		124,550	(13)	120,600	—	—	15,679		554,212
EVP, Opnext Japan(12)	2010	243,722	(8)	—		—		300,000	—	—	14,172		557,894
	2009	250,193		—		—		248,400	—	—	12,980		511,573

Robert J. Nobile	2011	265,000		—		141,000	(14)	140,700	—	—	22,008		568,708
Chief Financial	2010	238,500	(8)	—		—		300,000	—	—	23,678		562,178
Officer	2009	265,000		—		—		248,400	—	—	32,500		545,900

Justin J. O’Neill	2011	300,000		—		141,000	(14)	120,600	—	—	10,957		572,557
General Counsel	2010	270,000	(8)	—		—		150,000	—	—	12,326		432,326
	2009	300,000		—		—		248,400	—	—	21,833		570,233

(1)	Represents base salary before pre-tax contributions and, therefore, includes compensation deferred under our 401(k) Plan (with respect to each of the Named Executive Officers other than Mr. Kanno). See the discussion of contributions to these plans in the Compensation Discussion and Analysis section beginning on page 24.
(2)	Represents the grant date fair value of stock options, RSUs, or other stock-based awards, as the case may be, granted to the Named Executive Officers during the applicable fiscal year calculated in accordance with ASC 718. For additional information on the valuation assumptions, see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2011, 2010 and 2009 Annual Reports on Form 10-K and in the Notes to Consolidated Financial Statements at Note 13 “Stock-Based Incentive Plans.”
(3)	Represents contributions to our defined contribution plan in Japan with respect to Mr. Kanno, and medical, dental, disability, life insurance and allowance for supplemental life insurance (other than with respect to Mr. Kanno), and accidental death and dismemberment insurance. In the fiscal years ended March 31, 2011, no Named Executive Officers received 401(k) Plan matching contributions.

For the fiscal year ended March 31, 2011, the amount shown for Mr. Bosco includes a total of $26,250 as cash compensation paid in connection with his service as a non-employee Chairman of the Board during such period. For additional information, see the “Director Compensation” table on page 52.

(4)	Represents the portion of Mr. Bosco’s annual base salary of $500,000 earned in his capacity as Chief Executive Officer and President for the period from December 10, 2010 through March 31, 2011.
(5)	Represents the portion of Mr. Bouchard’s then current annual base salary of $500,000 earned until December 9, 2010, his last date of employment with the Company.
(6)	Represents the grant date fair value of a stock-based award consisting of 140,000 shares of the Company’s common stock granted to Mr. Bouchard pursuant to the Company’s annual incentive award program for the fiscal year ended March 31, 2011. Such award did not vest and was cancelled upon Mr. Bouchard’s resignation from the Company on December 9, 2010.
(7)	Represents severance pursuant to Mr. Bouchard’s separation agreement totaling $500,000, and medical, dental, disability, life insurance and allowance for supplemental life insurance and accidental death and dismemberment insurance totaling $15,903.
(8)	Each of the Named Executive Officers agreed to a ten percent reduction in their base salary during the fiscal year ended March 31, 2010 in order to reduce our cost structure and operating expenses.
(9)	Represents guaranteed bonus paid to Mr. Bouchard on March 31, 2009 pursuant to the terms of his employment agreement.
(10)	Represents the first two of three relocation bonuses to be paid to Mr. Chan in connection with the relocation of his primary residence from New Jersey to the Los Gatos, California area, pursuant to the terms of his amended and restated employment agreement.
(11)	Represents the grant date fair value of a stock-based award consisting of 72,000 shares of the Company’s common stock granted to Mr. Chan pursuant to the Company’s annual incentive award program for the fiscal year ended March 31, 2011. Such award did not vest and the shares subject to the award were not issued to Mr. Chan.
(12)	All amounts shown for Mr. Kanno were paid to him in Japanese yen. Such amounts have been converted to U.S. dollars using the average exchange rate in effect during each respective fiscal year. The average exchange rate in effect for the fiscal year ended March 31, 2011 was 85.69 Japanese yen per U.S. dollar; the average exchange rate in effect for the fiscal year ended March 31, 2010 was 92.86 Japanese yen per U.S. dollar; and the average exchange rate in effect for the fiscal year ended March 31, 2009 was 100.48 Japanese yen per U.S. dollar.
(13)	Represents the grant date fair value of a stock-based award consisting of 53,000 shares of the Company’s common stock granted to Mr. Kanno pursuant to the Company’s annual incentive award program for the fiscal year ended March 31, 2011. Such award did not vest and the shares subject to the award were not issued to Mr. Kanno.
(14)	Represents the grant date fair value of a stock-based award consisting of 60,000 shares of the Company’s common stock granted to each of Messrs. Nobile and O’Neill pursuant to the Company’s annual incentive award program for the fiscal year ended March 31, 2011. For each of Messrs. Nobile and O’Neill, 20,000 fully vested shares subject to the award were issued on May 23, 2011, and the portion of the award covering the remaining 40,000 shares did not vest and such shares were not issued to either of Messrs. Nobile or O’Neill.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended March 31, 2011 to the Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying		Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)		Options (#)		Awards ($/Sh)	Awards ($)(2)
Harry L. Bosco	2/7/2011	1/26/2011									375,000	(3)	2.56	543,750
	2/7/2011	1/26/2011							75,000	(4)				192,000
Gilles Bouchard	5/21/2010	5/17/2010				35,000	140,000	140,000						329,000	(5)
Michael C. Chan	5/21/2010	5/17/2010									120,000	(6)	2.04	160,800
	5/21/2010	5/17/2010				36,000	72,000	72,000						169,200	(7)
Takayuki Kanno	5/21/2010	5/17/2010									90,000	(6)	2.04	120,600
	5/21/2010	5/17/2010				21,000	53,000	53,000						124,550	(8)
Robert J. Nobile	5/21/2010	5/17/2010									105,000	(6)	2.04	140,700
	5/21/2010	5/17/2010				20,000	60,000	60,000						141,000	(9)
Justin J. O’Neill	5/21/2010	5/17/2010									90,000	(6)	2.04	120,600
	5/21/2010	5/17/2010				20,000	60,000	60,000						141,000	(9)

(1)	The annual incentive award program for the fiscal year ended March 31, 2011 provided for the issuance of fully vested shares of the Company’s common stock based upon the achievement of pre-established corporate and/or individual performance objectives established by the Committee. Mr. Bosco was not eligible to receive an annual incentive bonus for the fiscal year ended March 31, 2011 pursuant to the terms of his employment agreement. The threshold amount represents the minimum stock-based award, other than zero, that would be issued to the executive in the event that the performance goals were achieved at the minimum payout level. The target and maximum amounts represent the stock-based award that would be paid to the executive if all performance objectives were achieved at the target level.
(2)	Represents the grant date fair value of stock options, RSUs or stock-based awards, as the case may be, granted to the Named Executive Officers during the fiscal year ended March 31, 2011 calculated in accordance with ASC 718. For additional information on the valuation assumptions, see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2011 Annual Report on Form 10-K and in the Notes to Consolidated Financial Statements at Note 13 “Stock-Based Incentive Plans.”
(3)	Represents the stock option granted on February 7, 2011 to Mr. Bosco pursuant to his employment agreement. The stock option vested and became exercisable in twelve (12) equal monthly installments commencing on January 10, 2011, and was subject to accelerated vesting under certain circumstances as set forth in the stock option agreement entered into with Mr. Bosco.
(4)	Represents RSUs granted on February 7, 2011 to Mr. Bosco pursuant to his employment agreement, which vested in full on June 10, 2011.
(5)	Represents the grant date fair value of a stock-based award consisting of 140,000 shares of the Company’s common stock granted to Mr. Bouchard pursuant to the Company’s annual incentive award program for the fiscal year ended March 31, 2011. Such award did not vest and the shares subject to the award were cancelled upon Mr. Bouchard’s resignation from the Company on December 9, 2010.
(6)	Represents stock options granted on May 21, 2010, to Messrs. Chan, Kanno, Nobile and O’Neill, which options vested and became exercisable with respect to one-fourth of the shares subject thereto on May 21, 2011 and will vest and become exercisable with respect to an additional one-fourth of the shares subject thereto on each of May 21, 2012, May 21, 2013, and May 21, 2014, subject to accelerated vesting in each case under certain circumstances as set forth in the applicable stock option agreement entered into with the respective Named Executive Officer.

(7)	Represents the grant date fair value of a stock-based award consisting of 72,000 shares of the Company’s common stock granted to Mr. Chan pursuant to the Company’s annual incentive award program for the fiscal year ended March 31, 2011. Such award did not vest and the shares subject to the award were not issued to Mr. Chan.
(8)	Represents the grant date fair value of a stock-based award consisting of 53,000 shares of the Company’s common stock granted to Mr. Kanno pursuant to the Company’s annual incentive award program for the fiscal year ended March 31, 2011. Such award did not vest and the shares subject to the award were not issued to Mr. Kanno.
(9)	Represents the grant date fair value of a stock-based award consisting of 60,000 shares of the Company’s common stock granted to each of Messrs. Nobile and O’Neill pursuant to the Company’s annual incentive award program for the fiscal year ended March 31, 2011. For each of Messrs. Nobile and O’Neill, 20,000 fully vested shares subject to the award were issued on May 23, 2011, and the portion of the award covering the remaining 40,000 shares did not vest and such shares were not issued to either Mr. Nobile or Mr. O’Neill.

Employment Agreements

Mr. Harry L. Bosco

Mr. Harry L. Bosco serves as our Chief Executive Officer and President pursuant to an employment agreement we entered into with Mr. Bosco on January 26, 2011 (the “Bosco Agreement”) in connection with Mr. Bosco’s appointment to and assumption of the roles of Chief Executive Officer and President on December 10, 2010.

The term of Mr. Bosco’s employment under the Bosco Agreement was originally scheduled to end on the earlier to occur of January 26, 2012 or the date on which the Board appoints a chief executive officer and president of the Company to succeed Mr. Bosco in such positions. However, on January 25, 2012, the Company and Mr. Bosco entered into an amendment to the Bosco Agreement to provide that Mr. Bosco’s employment under the agreement will continue until the date on which the Board appoints a chief executive officer and president of the Company to succeed Mr. Bosco in such positions. The Bosco Agreement provides that Mr. Bosco’s annual base salary will be $500,000. Unless otherwise determined by the Board in its sole discretion, Mr. Bosco will not be eligible to receive an annual incentive bonus or to participate in the Company’s annual incentive bonus plan.

Pursuant to the Bosco Agreement, on February 7, 2011 the Company granted Mr. Bosco a non-qualified stock option to purchase 375,000 shares of the Company’s common stock under the Incentive Plan with an exercise price equal to $2.56 per share (the “Bosco Option”). The Bosco Option has a term of seven years and was fully vested and exercisable on December 10, 2011. In addition, pursuant to the Bosco Agreement, the Company granted Mr. Bosco 75,000 RSUs under the Incentive Plan on February 7, 2011, which vested in full on June 10, 2011.

In the event that Mr. Bosco incurs a separation from service due to a termination of his employment by the Company without “cause,” Mr. Bosco will be entitled to receive a lump-sum cash severance payment equal to 100% of his then-current annual base salary, payable on the sixtieth day after the date of his separation from service, subject to his execution and non-revocation of a general release of claims against the Company. In the event of a termination for “cause” or resignation by Mr. Bosco for any reason, Mr. Bosco will not be entitled to receive any further compensation or payments from the Company (except for unpaid base salary, accrued vacation and expense reimbursements relating to the period prior to the date of termination).

During his employment, Mr. Bosco will be eligible to receive group welfare and retirement benefits in accordance with the Company’s plans and policies, and to accrue paid vacation time at the rate of four weeks per year.

Mr. Bosco also entered into a non-competition and confidentiality agreement with us, which provides that during and after Mr. Bosco’s employment with us, Mr. Bosco may not disclose, publish or use any confidential or proprietary information or trade secrets of or relating to the Company, except as permitted by the agreement.

Finally, we entered into an indemnification agreement with Mr. Bosco, which indemnification agreement requires, among other things, that we indemnify Mr. Bosco to the fullest extent permitted by applicable law against certain liabilities that may arise by reason of his service or status as an officer of the Company, provided Mr. Bosco acted in good faith and in a manner he reasonably believed to be in or our best interests.

Mr. Michael C. Chan

On July 29, 2008, we entered into an amended and restated employment agreement with Mr. Chan which provided that Mr. Chan would serve as our Executive Vice President, Business Development; provided, however, that such agreement was further amended in May of 2009 to provide that Mr. Chan would serve as the President of Opnext Subsystems, Inc., our wholly owned subsidiary. Mr. Chan currently occupies the positions of President of Opnext Subsystems, Inc. and Executive Vice President, Business Development and Marketing of the Company. The initial term of Mr. Chan’s employment agreement extended until December 1, 2010, subject to automatic renewal for successive one-year periods unless either party provided notice of such party’s intention not to renew the employment agreement not less than 60 days prior to the expiration of the then-current term. The term of such agreement was extended to December 1, 2011 pursuant to such automatic renewal. Mr. Chan’s current base salary pursuant to the employment agreement is $367,000 per year, which may be increased annually at the sole discretion of the Board. Pursuant to his employment agreement, Mr. Chan is entitled to participate in the bonus program for the relevant fiscal year under which Mr. Chan has the potential to earn an annual bonus targeted at 60 percent of his annual base salary. Based upon the recommendations of Pearl Meyer, in August 2008 the Compensation Committee approved an increase in Mr. Chan’s target bonus to 70 percent of his annual base salary. During his employment, Mr. Chan is eligible to receive group welfare and retirement benefits in accordance with the Company’s plans and policies as well as four weeks of paid vacation time each year.

Mr. Chan’s employment agreement further provided that in the event that his employment is terminated by us for a reason other than death, “disability,” “cause” or failure to renew the initial or any successive term of the employment agreement, or by Mr. Chan for “good reason,” Mr. Chan will be entitled to receive a lump-sum cash payment equal to 100% of his then current annual base salary, subject to his execution and non-revocation of a general release of claims against the Company (See “Potential Payments upon Termination or Change in Control” below for definitions of “disability,” “cause” and “good reason” in Mr. Chan’s employment agreement).

On May 15, 2009, we entered into an amendment to Mr. Chan’s employment agreement which provided that, effective for the six-month period commencing as of April 1, 2009, Mr. Chan’s annual base salary would be reduced from $360,000 to $324,000, and that our board of directors or the Compensation Committee could determine that Mr. Chan’s base salary would remain at this reduced level after the expiration of such six-month period, but in no event beyond March 31, 2010. Pursuant to the amendment, Mr. Chan consented to this reduction of his base salary and agreed that the reduction would not constitute “good reason” for purposes of his employment agreement or any other agreement. Mr. Chan’s annual base salary was reinstated to $360,000 effective April 1, 2010. The amendment also provided that in no event will any change in Mr. Chan’s position, title, duties or responsibilities to reflect a reduced business development role constitute “good reason” for purposes of his employment agreement or any other agreement. The amendment also reflected the increase in Mr. Chan’s target annual bonus from 60% to 70% of his unreduced annual base salary.

The amendment to Mr. Chan’s employment agreement dated May 15, 2009 also provided that in connection with Mr. Chan’s relocation of his primary residence, provided that he remained continuously employed by the Company through the payment date, the Company would pay Mr. Chan a total of $300,000 in relocation bonuses, consisting of (i) a payment of $100,000 no later than May 31, 2009, (ii) a payment of $100,000 on or within 10 days following May 31, 2010, and (iii) a payment of $100,000 on or within 10 days following May 31, 2011, all of which payments have now been made.

In connection with Mr. Chan’s employment agreement, Mr. Chan also entered into a customary non-competition, confidentiality and invention assignment agreement, which provides, among other things, that Mr. Chan will refrain from competing with us during and for one year immediately following his employment with us. In addition, under the agreement, during and after Mr. Chan’s employment with us, Mr. Chan may not disclose, publish or use any confidential or proprietary information or trade secrets of or relating to the Company, except as permitted by the agreement.

Mr. Chan also entered into an indemnification agreement with us in connection with his employment agreement which requires, among other things, that we indemnify Mr. Chan to the fullest extent permitted by applicable law against certain liabilities that may arise by reason of his service or status as an officer of the Company, provided Mr. Chan acted in good faith and in a manner he reasonably believed to be in or our best interests.

On August 23, 2011, the Company and Mr. Chan further amended and restated Mr. Chan’s employment agreement to provide that (i) Mr. Chan’s employment with the Company would be at-will and not for a specified period of time and (ii) if Mr. Chan were to incur a separation from service with the Company by reason of Mr. Chan’s termination without “cause” or resignation due to “good reason” immediately prior to, upon or within one year following a change of control of the Company, then Mr. Chan would be entitled to a severance payment equal to two times Mr. Chan’s then-current annual base salary, subject to his execution and non-revocation of a general release of claims against the Company. Mr. Chan’s employment agreement further provides that in the event that his employment is terminated by us for a reason other than death, “disability,” or “cause,” or by Mr. Chan for “good reason,” in each case not immediately prior to, upon or within one year following a change of control of the Company, Mr. Chan will be entitled to receive a lump-sum cash payment equal to 100% of his then-current annual base salary, subject to his execution and non-revocation of a general release of claims against the Company (See “Potential Payments upon Termination or Change in Control” below for definitions of “disability,” “cause” and “good reason” in Mr. Chan’s employment agreement).

Mr. Robert J. Nobile

On December 31, 2008, we entered into an amended and restated employment agreement with Robert J. Nobile, which provides that Mr. Nobile will serve as the Senior Vice President, Finance and Chief Financial Officer of the Company, and will report to the Company’s Chief Executive Officer. The initial term of this agreement was for three years, commencing on December 31, 2008 and ending on December 31, 2011, subject to automatic renewals for successive one-year periods unless either party provided notice of such party’s intention not to renew the agreement not less than 60 days prior to the expiration of the then-current term. On March 10, 2011, we entered into a second amended and restated employment agreement with Mr. Nobile, which extended the term of Mr. Nobile’s employment to a total of four years ending on December 31, 2012, subject to automatic renewals for successive one-year periods unless either party provides notice of such party’s intention not to renew the agreement not less than 60 days prior to the expiration of the then-current term. Mr. Nobile’s base salary pursuant to the employment agreement, as adjusted, was $275,000 per year, which could be increased from time to time at the sole discretion of the Board.

Mr. Nobile is eligible to participate in the Company’s annual incentive bonus plan applicable to similarly situated executives of the Company, under which Mr. Nobile has the potential to earn an annual bonus targeted at 70% of his annual base salary actually paid for each such year, contingent on the attainment of certain individual and/or Company performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time. Any annual bonus payable to Mr. Nobile with respect to a partial year of employment will be prorated to reflect the period of time during which Mr. Nobile was employed by the Company in such year.

In the event that Mr. Nobile incurred a separation from service due to a termination by the Company without “cause” or by Mr. Nobile for “good reason,” Mr. Nobile was entitled pursuant to agreement to receive a lump-sum cash severance payment equal to 100% of his then-current annual base salary. Mr. Nobile’s right to receive his severance payment was subject to his execution and non-revocation of a general release of claims against the Company. In the event of a termination for “cause,” resignation by Mr. Nobile without “good reason,” termination due to Mr. Nobile’s death or “disability,” or non-renewal of the agreement, Mr. Nobile was not entitled pursuant to such agreement to receive any further compensation or payments from the Company (except for unpaid base salary, accrued vacation and expense reimbursements relating to the period prior to the date of termination). (See “Potential Payments upon Termination or Change in Control” below for definitions of “cause,” “good reason” and “disability” in Mr. Nobile’s employment agreement.)

On May 15, 2009, Mr. Nobile and the Company entered into an amendment to Mr. Nobile’s employment agreement. The amendment provided that, effective for the six-month period commencing on April 1, 2009, Mr. Nobile’s annual base salary would be reduced from $265,000 to $238,500, and that our Board or the Compensation

Committee could determine that Mr. Nobile’s base salary would remain at this reduced level after the expiration of such six-month period, but in no event beyond March 31, 2010. Pursuant to the amendment, Mr. Nobile agreed that the reduction will not constitute “good reason” for purposes of his employment agreement or any other agreement. Mr. Nobile’s annual base salary was reinstated to $265,000 effective April 1, 2010. The amendment also reflected the increase in Mr. Nobile’s target annual bonus from 60% to 70% of his unreduced annual base salary.

During his employment, Mr. Nobile is eligible to receive group welfare and retirement benefits in accordance with the Company’s plans and policies and as well as four weeks of paid vacation time each year.

In connection with Mr. Nobile’s employment agreement, Mr. Nobile also entered into a customary confidentiality and invention assignment agreement, which provides, among other things, that during and after Mr. Nobile’s employment with us, Mr. Nobile may not disclose, publish or use any confidential or proprietary information or trade secrets of or relating to the Company, except as permitted by the agreement.

Mr. Nobile also entered into an indemnification agreement with us in connection with his employment agreement which requires, among other things, that we indemnify Mr. Nobile to the fullest extent permitted by applicable law against certain liabilities that may arise by reason of his service or status as an officer of the Company, provided Mr. Nobile acted in good faith and in a manner he reasonably believed to be in our best interests.

On August 17, 2011, we entered into a second amended and restated employment agreement with Mr. Nobile which provided that (i) Mr. Nobile’s employment with the Company would be at-will and not for a specified period of time and (ii) if Mr. Nobile were to incur a separation from service with the Company by reason of Mr. Nobile’s termination without “cause” or resignation due to “good reason” immediately prior to, upon or within one year following a change of control of the Company, then Mr. Nobile would be entitled to a severance payment equal to two times Mr. Nobile’s then-current annual base salary, subject to his execution and non-revocation of a general release of claims against the Company. Mr. Nobile’s employment agreement further provides that in the event that his employment is terminated by us for a reason other than death, “disability,” or “cause,” or by Mr. Nobile for “good reason,” in each case not immediately prior to, upon or within one year following a change of control of the Company, Mr. Nobile will be entitled to receive a lump-sum cash payment equal to 100% of his then-current annual base salary, subject to his execution and non-revocation of a general release of claims against the Company (See “Potential Payments upon Termination or Change in Control” below for definitions of “disability,” “cause” and “good reason” in Mr. Nobile’s employment agreement). Mr. Nobile’s current base salary pursuant to the employment agreement is $325,000 per year, which may be increased from time to time at the sole discretion of the Board. Such agreement also provided for an award to Mr. Nobile of a cash retention bonus equal to $120,000 if he remains employed by the Company through February 16, 2012, and an additional cash bonus equal to $530,000 if he remains employed by the Company through August 16, 2012 (the “Nobile Retention Bonuses”). If Mr. Nobile’s employment is terminated for any reason, he will not be entitled to receive any Nobile Retention Bonus not previously paid to him, except as follows: (i) in the event of a termination by the Company without “cause” or by Mr. Nobile for “good reason,” the Company will pay Mr. Nobile a lump-sum cash payment equal to any unpaid Nobile Retention Bonuses; and (ii) in the event of a termination due to Mr. Nobile’s death or “disability,” the Company will pay Mr. Nobile a pro-rata portion of the unpaid Nobile Retention Bonuses (See “Potential Payments upon Termination or Change in Control” below for definitions of “disability,” “cause” and “good reason” in Mr. Nobile’s employment agreement).

Mr. Justin J. O’Neill

On December 31, 2008, we entered into an amended and restated employment agreement with Justin J. O’Neill, which provides that Mr. O’Neill will serve as the Senior Vice President and General Counsel of the Company, and will report to the Company’s Chief Executive Officer. The initial term of Mr. O’Neill’s employment under the agreement was for four years commencing on May 7, 2007 and ending on May 7, 2011, subject to automatic renewals for successive one-year periods unless either party provided notice of such party’s intention not to renew the agreement not less than 60 days prior to the expiration of the then-current term. The term of the agreement was then extended to May 7, 2012 pursuant to such automatic renewal. Mr. O’Neill’s current base salary pursuant to the employment agreement is $306,000 per year, which may be increased from time to time at the sole discretion of the Board.

Mr. O’Neill is eligible to participate in the Company’s annual incentive bonus plan applicable to similarly situated executives of the Company, under which Mr. O’Neill has the potential to earn an annual bonus targeted at 70% of his annual base salary actually paid for each such year, contingent on the attainment of certain individual and/or Company performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time. Any annual bonus payable to Mr. O’Neill with respect to a partial year of employment will be prorated to reflect the period of time during which Mr. O’Neill was employed by the Company in such year.

In the event that Mr. O’Neill incurs a separation from service due to a termination by the Company without “cause” or by Mr. O’Neill for “good reason,” Mr. O’Neill was entitled pursuant to such employment agreement to receive a lump-sum cash severance payment equal to 100% of his then-current annual base salary. Mr. O’Neill’s right to receive his severance payment was subject to his execution and non-revocation of a general release of claims against the Company. In the event of a termination for “cause,” resignation by Mr. O’Neill without “good reason,” termination due to Mr. O’Neill’s death or “disability,” or non-renewal of the agreement, Mr. O’Neill was not entitled pursuant to such agreement to receive any further compensation or payments from the Company (except for unpaid base salary, accrued vacation and expense reimbursements relating to the period prior to the date of termination). (See “Potential Payments upon Termination or Change in Control” below for definitions of “cause,” “good reason” and “disability” in Mr. O’Neill’s employment agreement.)

On May 15, 2009, Mr. O’Neill and the Company entered into an amendment to Mr. O’Neill’s amended and restated employment agreement with the Company. The amendment provided that, effective for the six-month period commencing as of April 1, 2009, Mr. O’Neill’s annual base salary would be reduced from $300,000 to $270,000, and that our Board or the Compensation Committee could determine that Mr. O’Neill’s base salary would remain at this reduced level after the expiration of such six-month period, but in no event beyond March 31, 2010. Pursuant to the amendment, Mr. O’Neill agreed that the reduction will not constitute “good reason” for purposes of his employment agreement or any other agreement. Mr. O’Neill’s annual base salary was reinstated to $300,000 effective April 1, 2010. The amendment also reflected the increase in Mr. O’Neill’s target annual bonus from 60% to 70% of his unreduced annual base salary.

During his employment, Mr. O’Neill is eligible to receive group welfare and retirement benefits in accordance with the Company’s plans and policies as well as four weeks of paid vacation time each year.

In connection with Mr. O’Neill’s employment agreement, Mr. O’Neill also entered into a customary confidentiality and invention assignment agreement, which provides, among other things, that during and after Mr. O’Neill’s employment with us, Mr. O’Neill may not disclose, publish or use any confidential or proprietary information or trade secrets of or relating to the Company, except as permitted by the agreement.

Finally, Mr. O’Neill also entered into an indemnification agreement with us in connection with his employment agreement which requires, among other things, that we indemnify Mr. O’Neill to the fullest extent permitted by applicable law against certain liabilities that may arise by reason of his service or status as an officer of the Company, provided Mr. O’Neill acted in good faith and in a manner he reasonably believed to be in our best interests.

On August 23, 2011, the Company and Mr. O’Neill further amended and restated Mr. O’Neill’s employment agreement to provide that (i) Mr. O’Neill’s employment with the Company would be at-will and not for a specified period of time and (ii) if Mr. O’Neill were to incur a separation from service with the Company by reason of Mr. O’Neill’s termination without “cause” or resignation due to “good reason” immediately prior to, upon or within one year following a change of control of the Company, then Mr. O’Neill would be entitled to a severance payment equal to two times Mr. O’Neill’s then-current annual base salary, subject to his execution and non-revocation of a general release of claims against the Company. Mr. O’Neill’s employment agreement further provides that in the event that his employment is terminated by us for a reason other than death, “disability,” or “cause,” or by Mr. O’Neill for “good reason,” in each case not immediately prior to, upon or within one year following a change of control of the Company, Mr. O’Neill will be entitled to receive a lump-sum cash payment equal to 100% of his then-current annual base salary, subject to his execution and non-revocation of a general release of claims against the Company (See “Potential Payments upon Termination or Change in Control” below for definitions of “disability,” “cause” and “good reason” in Mr. O’Neill’s employment agreement).

Former Chief Executive Officer

Mr. Gilles Bouchard

Pursuant to an amended and restated employment agreement we entered into with him on May 15, 2009 (the “Bouchard Agreement”), Mr. Gilles Bouchard served as our chief executive officer and president until his resignation on December 9, 2010. The Bouchard Agreement provided that Mr. Bouchard’s annual base salary would be $500,000, and could be increased from time to time in the sole discretion of the Compensation Committee. During his employment, Mr. Bouchard was eligible to receive group welfare and retirement benefits in accordance with the Company’s plans and policies and four weeks of paid vacation time each year.

In the fiscal year ended March 31, 2011, Mr. Bouchard was eligible to participate in the Company’s annual incentive bonus plan applicable to the most senior executives of the Company, under which Mr. Bouchard had the potential to earn an annual bonus targeted at 100% of his unreduced annual base salary, contingent on the attainment of certain individual and/or Company performance criteria established and evaluated by our board of directors or the Compensation Committee in accordance with the terms of such bonus plan as in effect from time to time. As a result of his resignation on December 9, 2010, Mr. Bouchard did not receive payment of an annual incentive bonus for the fiscal year ended March 31, 2011.

The Bouchard Agreement also provided for certain severance payments and benefits in the event of a separation from service due to a termination by the Company without “cause” or by Mr. Bouchard for “good reason,” due to his death or disability, or non-renewal of the Bouchard Agreement by the Company.

Effective December 9, 2010, Mr. Bouchard resigned from his positions as Chief Executive Officer and President of the Company, and as a member of the Board. In connection with his resignation, the Company entered into a separation agreement with Mr. Bouchard pursuant to which, subject to his execution and non-revocation of a general release of claims, Mr. Bouchard was entitled to receive the following payments and benefits: (i) a lump-sum cash severance payment equal to 100% of Mr. Bouchard’s annual base salary of $500,000; (ii) continued group health insurance coverage through December 31, 2010; (iii) a lump-sum cash payment equal to $30,000, payable within 10 days after the 18-month anniversary of his termination date, provided that he is not at the time of payment eligible to participate in a group health insurance plan of a subsequent employer; and (iv) accelerated vesting of the installment of shares of Company common stock subject to Mr. Bouchard’s outstanding stock options that were scheduled to vest on the next scheduled vesting date following December 9, 2010. Any remaining unvested portions of Mr. Bouchard’s stock options (after giving effect to this accelerated vesting) were automatically cancelled on December 9, 2010.

Mr. Bouchard remains subject to the terms of a non-competition agreement, which includes, among other provisions, non-competition and non-solicitation covenants covering the one-year period immediately following his termination date. In addition, Mr. Bouchard may not disclose, publish or use any confidential or proprietary information or trade secrets of or relating to the Company, except as permitted by the agreement.

The Company and Mr. Bouchard remain parties to an indemnification agreement which requires, among other things, that we indemnify Mr. Bouchard to the fullest extent permitted by applicable law against certain liabilities that may arise by reason of his service or status as an officer of the Company, provided Mr. Bouchard acted in good faith and in a manner he reasonably believed to be in or our best interests.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth summary information regarding the outstanding equity awards at March 31, 2011 granted to each of our Named Executive Officers.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Harry L. Bosco	200,000		100,000	(1)	—	4.92	7/11/2013	75,000	(2)	$192,000	—	—
	400,000		200,000	(1)	—	2.34	1/8/2014	—		—	—	—
	93,750		281,250	(3)	—	2.56	2/7/2018	—		—	—	—
Gilles Bouchard	250,000		—		—	8.89	12/9/2011	—		—	—	—
	90,000		—		—	4.92	12/9/2011	—		—	—	—
	666,666	(4)	—		—	2.30	12/9/2011	—		—	—	—
	250,000	(4)			—	1.86	12/9/2011	—		—	—	—
Michael C. Chan	26,250		8,750	(5)	—	11.34	8/15/2017	—		—	—	—
	66,667		33,333	(6)	—	4.92	7/11/2013	—		—	—	—
	50,000		150,000	(5)	—	2.23	8/19/2016	—		—	—	—
	—		120,000	(5)	—	2.04	5/21/2017	—		—	—	—
Tadayuki Kanno	16,666		—		—	15.00	1/27/2015	—		—	—	—
	30,000		10,000	(5)	—	11.34	8/15/2017	—		—	—	—
	60,000		30,000	(6)	—	4.92	7/11/2013	—		—	—	—
	50,000		150,000	(5)	—	2.23	8/19/2016	—		—	—	—
	—		90,000	(5)		2.04	5/21/2017	—		—	—	—
Robert J. Nobile	18,750		6,250	(5)	—	11.34	8/15/2017	—		—	—	—
	60,000		30,000	(6)	—	4.92	7/11/2013	—		—	—	—
	50,000		150,000	(5)	—	2.23	8/19/2016	—		—	—	—
	—		105,000	(5)	—	2.04	5/21/2017	—		—	—	—
Justin J. O’Neill	75,000		25,000	(5)	—	13.85	5/7/2017	—		—	—	—
	60,000		30,000	(6)	—	4.92	7/11/2013	—		—	—	—
	25,000		75,000	(5)	—	2.23	8/19/2016	—		—	—	—
	—		90,000	(5)	—	2.04	5/21/2017	—		—	—	—

(1)	The stock options vested and became exercisable in equal annual installments on each of the first three anniversaries of the date of grant.
(2)	The restricted stock units vested in full on June 10, 2011.
(3)	The stock option vested with respect to 31,250 shares on each monthly anniversary of December 10, 2010.
(4)	This amount includes, pursuant to Mr. Bouchard’s separation agreement, accelerated vesting with respect to (i) 333,333 of the shares of common stock subject to a stock option granted to Mr. Bouchard on May 15, 2009 at a strike price of $2.30 per share and (ii) 250,000 of the shares of common stock subject to a stock option granted to Mr. Bouchard on February 16, 2010 at a strike price of $1.86 per share, in each case that would have otherwise become vested during the 12-month period immediately succeeding the date of such termination of employment had Mr. Bouchard remained employed by the company.
(5)	Subject to continued employment, the stock options are scheduled to vest and become exercisable in equal annual installments on each of the first four anniversaries of the date of grant.
(6)	Subject to continued employment, the stock options are scheduled to vest and become exercisable in equal annual installments on each of the first three anniversaries of the date of grant.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011

During the fiscal year ended March 31, 2011, none of the Named Executive Officers exercised any of their options. The table below summarizes, for each of the Named Executive Officers, the vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended March 31, 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Harry L. Bosco	—	—	18,229	(1)	$34,635
Gilles Bouchard	—	—	—		—
Michael C. Chan	—	—	—		—
Takayuki Kanno	—	—	—		—
Robert J. Nobile	—	—	—		—
Justin J. O’Neill	—	—	—		—

(1)	Represents RSUs granted in connection with Mr. Bosco’s service as our Chairman of the Board which vested on January 27, 2011. Such RSUs are convertible into shares of common stock on a one-for-one basis upon the earliest to occur of Mr. Bosco separation from service with the Company, death or a change of control of the Company.

Potential Payments upon Termination or Change of Control

Employment Agreements

In order to achieve our paramount objective of attracting and retaining the most talented executives, as well as motivating such executives throughout their tenure with us, we believe it is vital to provide our executive officers with severance payments. To this end, each of our Named Executive Officers, other than Mr. Kanno, is entitled to a severance payment in an amount equal to one times the executive’s annual base salary in the event of a termination of the executive’s employment without “cause” (as defined below) and, other than Messrs. Bosco and Kanno, by the executive for “good reason” (as defined below), or, pursuant to amended and restated employment agreements entered into by the Company in August 2011 with each of Messrs. Chan, Nobile and O’Neill, in the event that such termination without “cause” or resignation due to “good reason” occurs immediately prior to, upon or within one year following a change of control of the Company, then each of our Named Executive Officers, other than Mr. Bosco and Mr. Kanno, is entitled to a severance payment in an amount equal to two times the executive’s then-current annual base salary.

In each of the employment agreements for Messrs. Bosco, Chan, Nobile and O’Neill, “cause” is defined as the occurrence of any one or more of the following events: (i) the commission of a felony or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries or affiliates or any of their customers or suppliers; (ii) conduct that brings the Company or any of its subsidiaries or affiliates into substantial public disgrace or disrepute; (iii) any material breach of the confidentiality agreement entered into in connection with his employment; (iv) fraud or embezzlement with respect to the Company or any of its subsidiaries or affiliates; (v) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates; or (vi) repeated failure to perform in any material respect executive’s duties as directed by the Board.

In addition, “good reason” is defined in the employment agreements for Messrs. Chan, Nobile and O’Neill as the occurrence of any one or more of the following events, along with the Company’s failure to cure the circumstances constituting good reason within 20 days after the receipt of notice thereof: (i) a material and substantial diminution of executive’s duties or responsibilities or executive’s removal from his position, or (ii) a material reduction by the Company of executive’s base salary or target bonus range. The agreements provide that to constitute resignation for “good reason” the executive must resign within 30 days after the end of the 20-day cure period.

For purposes of the employment agreements with Mr. Bosco, Mr. Chan, Mr. Nobile and Mr. O’Neill, “disability” will generally mean that the executive is unable to effectively perform his duties and responsibilities, as determined by the Board, for more than 180 days during any 12-month period by reason of any physical or mental injury, illness or incapacity.

Assuming a termination of employment as of March 31, 2011, the severance benefits described above would have resulted in payments of the following amounts to each of the respective Named Executive Officers: Mr. Bosco — $500,000, Mr. Chan — $360,000, Mr. Nobile — $265,000 and Mr. O’Neill — $300,000.

Stock Option Agreements

The Compensation Committee granted 35,000 nonqualified stock options to purchase common stock of the Company to Mr. Chan, 40,000 nonqualified stock options to Mr. Kanno and 25,000 nonqualified stock options to Mr. Nobile, each with an exercise price of $11.34 per share, on August 15, 2007, based on the performance of such Named Executive Officers during the fiscal year ended March 31, 2007 (collectively, the “August 2007 Options”). The August 2007 Options vested with respect to one-quarter of the shares subject thereto on each of August 15, 2008, 2009, 2010 and 2011, and will expire on August 15, 2017 unless the grantee’s employment is terminated earlier.

In connection with the execution of the agreement and plan of merger (the “Merger Agreement”) with StrataLight Communications, Inc. (“StrataLight”) pursuant to which StrataLight was merged with and into the Company, on July 11, 2008, the Compensation Committee granted options to purchase common stock of the Company to the Named Executive Officers in the following amounts: 300,000 options to Mr. Bosco; 100,000 options to Mr. Chan; and 90,000 options to each of Messrs. Bouchard, Kanno, Nobile and O’Neill (such options, the “Transaction Bonus Options”), each with an exercise price of $4.92 per share. The Transaction Bonus Options vested with respect to one-third of the shares subject thereto on each of July 11, 2009, 2010 and 2011, and will expire on July 11, 2013 unless the grantee’s employment is terminated earlier.

On May 7, 2007, pursuant to his employment agreement, the Compensation Committee granted Mr. O’Neill a nonqualified stock option to purchase 100,000 shares of our common stock (the “O’Neill Option”) at an exercise price of $13.85 per share. Such option vested with respect to one-quarter of the shares subject thereto on each of May 7, 2008, 2009, 2010 and 2011.

On August 19, 2009, the Compensation Committee granted options to purchase common stock of the Company to the Named Executive Officers in the following amounts: 200,000 options to each of Messrs. Chan, Kanno and Nobile and 100,000 options to Mr. O’Neill (such options, the “August 2009 Options”), each with an exercise price of $2.23 per share. The August 2009 Options vested with respect to one-fourth of the shares subject thereto on each of August 19, 2010 and 2011, and will vest and become exercisable with respect to one-fourth of the shares subject thereto on each of the third and fourth anniversaries of the date of grant and will expire seven years from the date of grant unless the grantee’s employment is terminated earlier, subject to accelerated vesting in each case under certain circumstances as set forth in the applicable stock option agreement entered into with the Named Executive Officer.

On February 7, 2011, pursuant to his employment agreement, the Compensation Committee granted Mr. Bosco a nonqualified stock option to purchase 375,000 shares of the Company’s common stock (the Bosco Option) at an exercise price equal to $2.56. The Bosco Option vested and became exercisable in twelve equal installments on each monthly anniversary of December 10, 2010. The Bosco Option has a term of seven years.

In addition, on May 21, 2010, the Compensation Committee granted options to purchase common stock of the Company to the Named Executive Officers in the following amounts: 120,000 options to Mr. Chan, 105,000 options to Mr. Nobile and 90,000 options to each of Messrs. Kanno and O’Neill (such options, the “May 2010 Options”), each with an exercise price of $2.04 per share. The May 2010 Options vested with respect to one-fourth of the shares subject thereto on May 21, 2011, and will vest and become exercisable with respect to one-fourth of the shares subject thereto on each of the second, third and fourth anniversaries of the date of grant and will expire seven years from the date of grant unless the grantee’s employment is terminated earlier, subject to accelerated vesting in each case under certain circumstances as set forth in the applicable stock option agreement entered into with the Named Executive Officer.

Each of the stock option agreements entered into in connection with the August 2007 Options, the Transaction Bonus Options, the O’Neill Option, the Bosco Option, the August 2009 Options and the May 2010 Options provides that in the event that the applicable executive’s employment with us is terminated by us without “cause” (as defined therein) or (except with respect to the Bosco Option) by the executive for “good reason” (as defined therein), such options shall vest with respect to the portion of the options that would have otherwise become vested during the twelve-month period immediately succeeding the date of such termination of employment had the executive remained employed by us during such period. In addition, each of the stock option agreements provides that in the event that the executive’s employment with us is terminated by reason of his death or “disability” (as defined therein) or by us without “cause” or by him for “good reason” (as defined therein) during the twelve-month period immediately following a “change in control” (as defined in the Incentive Plan (see “Change of Control Provisions” below)), the stock options issued to such executive shall, to the extent not then vested, become fully vested.

“Cause” is defined in each of the Named Executive Officer’s stock option agreements to mean the definition of such term as defined in each such Named Executive Officer’s employment agreement then in effect or if not defined therein or, if there shall be no such agreement, (i) the Named Executive Officer’s engagement in misconduct which is materially injurious to the Company or any of its affiliates, (ii) the Named Executive Officer’s continued failure to substantially perform his duties to the Company or any of its subsidiaries, (iii) the Named Executive Officer’s repeated dishonesty in the performance of his duties to the Company or any of its subsidiaries, (iv) the Named Executive Officer’s commission of an act or acts constituting any (x) fraud against, or misappropriation or embezzlement from the Company or any of its affiliates, (y) crime involving moral turpitude, or (z) offense that could result in a jail sentence of at least 30 days or (v) the Named Executive Officer’s material breach of any confidentiality, non-solicitation, non-competition or inventions covenant entered into between the Named Executive Officer and the Company or any of its subsidiaries.

In the employment agreements for each of Messrs. Bosco, Chan, Nobile and O’Neill, “cause” is defined as the occurrence of any one or more of the following events: (i) the commission of a felony, or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries or affiliates or any of their customers or suppliers; (ii) conduct tending to bring the Company or any of its subsidiaries or affiliates into substantial public disgrace or disrepute; (iii) breach of the proprietary information agreement he entered into in connection with his employment; (iv) fraud or embezzlement, gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates; or (v) repeated failure to perform in any material respect the executive’s duties as directed by the Board.

“Disability” and “good reason” are each defined in the stock option agreements for each of Messrs. Bosco, Chan, Nobile and O’Neill to mean the definition of such terms as defined in each such executive’s employment agreement then in effect. (See “Potential Payments upon Termination or Change in Control — Employment Agreements” above for definitions of such terms as applied to Messrs. Bosco, Chan, Nobile and O’Neill). “Disability” is defined in the stock option agreements entered into with Mr. Kanno to mean “disability” as defined in any employment agreement then in effect between Mr. Kanno and us, or, if not defined therein or if there shall be no such agreement, as defined in our long-term disability plan as in effect from time to time, or if there shall be no plan or if not defined therein, Mr. Kanno’s becoming physically or mentally incapacitated and consequent inability for a period of six (6) months in any twelve (12) consecutive month period to perform his duties to us.

Each of the August 2007 Options, the Transaction Bonus Options, the Bosco Option, the August 2009 Options and the May 2010 Options could be subject to accelerated vesting. However, as of March 31, 2011, the market price of our common stock was below the strike price of all options issued in connection with the August 2007 Options, the Transaction Bonus Options and the Bosco Option, and therefore, accelerated vesting would not have resulted in any benefit to any of the Named Executive Officers as of such date with respect to such grants. Please see the table labeled “Severance and Change of Control Table” below for a quantification of the benefits potentially realizable by the respective Named Executive Officers in connection with accelerated vesting as of March 31, 2011 of the August 2009 Options and the May 2010 Options.

Except with respect to the option grants described above, all of the current stock options held by the Named Executive Officers are fully vested with no remaining acceleration benefits.

RSU Award Agreement

On February 7, 2011, pursuant to his employment agreement, the Compensation Committee granted Mr. Bosco 75,000 RSUs (the “Bosco RSUs”), which vested in full on June 10, 2011. The Bosco RSUs award agreement had provided that the Bosco RSUs would vest in full on June 10, 2011, subject to Mr. Bosco’s continued employment with the Company. In addition, the Bosco RSU award agreement provided that the Bosco RSUs would become fully vested upon the earliest to occur of (i) the date on which Mr. Bosco’s employment is terminated by the Company without “cause,” (ii) the date on which the Board appoints a chief executive officer and president of the Company to succeed Mr. Bosco, (iii) the date on which Mr. Bosco’s employment is terminated by reason of his death or “disability,” or (iv) the date of the occurrence of a “change in control.”

Former Chief Executive Officer

Effective December 9, 2010, Mr. Bouchard resigned from his positions as Chief Executive Officer and President of the Company, and as a member of the Board. In connection with his resignation, the Company entered into a separation agreement with Mr. Bouchard pursuant to which, subject to his execution and non-revocation of a general release of claims, Mr. Bouchard was entitled to receive the following payments and benefits: (i) a lump-sum cash severance payment equal to 100% of Mr. Bouchard’s annual base salary of $500,000; (ii) continued group health insurance coverage through December 31, 2010; (iii) a lump-sum cash payment equal to $30,000, payable within 10 days after the 18-month anniversary of his termination date, provided that he is not at the time of payment eligible to participate in a group health insurance plan of a subsequent employer; and (iv) accelerated vesting of the installment of shares of Company common stock subject to Mr. Bouchard’s outstanding stock options that were scheduled to vest on the next scheduled vesting date following December 9, 2010. Any remaining unvested portions of Mr. Bouchard’s stock options (after giving effect to this accelerated vesting) were automatically cancelled on December 9, 2010.

Change in Control Provisions

Our Incentive Plan provides that, except as may otherwise be provided in a written agreement between the participant and us, in the event of a “Change in Control” of the Company (as defined below) in which awards under the Incentive Plan are not converted, assumed, or replaced by the successor, such awards will become fully exercisable and all forfeiture restrictions on such awards will lapse. Upon, or in anticipation of, a Change in Control, the plan administrator may cause any and all awards outstanding under the Incentive Plan to terminate at a specific time in the future and will give each participant the right to exercise such awards during a period of time as the plan administrator, in its sole and absolute discretion, will determine.

“Change in Control” is defined in the Incentive Plan to include each of the following:

•

A transaction or series of transactions (other than an offering of shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, Hitachi, Ltd., an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

•

During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in the Incentive Plan) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

•

The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

•

Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

•

After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

•	The Company’s stockholders approve a liquidation or dissolution of the Company.

The Board has full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

Employment Agreements, Severance Benefits and Change of Control Provisions

We also offer certain of our Named Executive Officers certain severance payments and benefits in the event of a “change of control.” For a detailed discussion of our employment agreements, please see the descriptions under the headings “Employment Agreements” and “Potential Payments upon Termination or Change of Control.”

Severance Benefits. With the exception of Mr. Kanno, our Named Executive Officers are entitled to certain severance payments and benefits in the event of a termination without “cause” and, other than Messrs. Bosco and Kanno, for resignation for “good reason.” For a detailed discussion of such severance compensation and benefits, please see the descriptions under the headings “Employment Agreements” and “Potential Payments upon Termination or Change of Control.” Our philosophy is to provide severance packages that we believe enable the Company to retain qualified executives, maintain a stable work environment for the Named Executive Officers and provide economic security to the executives in the event of certain terminations of employment. Our severance arrangements are designed to limit distractions to the Named Executive Officers in the performance of their duties and allow the executives to focus on achieving superior company performance and building stockholder value. We believe that it is important to provide severance payments in both the event of actual termination and in the event of constructive termination. Excluding instances of constructive termination from the types of termination covered by our severance packages would risk that an acquirer of us could avoid paying severance by fostering a non-conducive work environment for the executives, thereby ensuring their voluntary exit.

Change of Control. The terms of nonqualified stock option agreements we entered into with the Named Executive Officers pursuant to the Incentive Plan provide that in the event of a change of control and a termination of employment within twelve months of such change of control, either by us other than for “cause” or “disability” or by the participant for “good reason,” the unvested stock options of each Named Executive Officer immediately became fully vested and exercisable. (Please see “Potential Payments upon Termination or Change of Control” for definitions of “cause”, “disability” and “good reason”.) This approach to compensation in the event of a change of control is sometimes referred to as a “double-trigger” because the intent is to provide appropriate benefits in the event of a termination following a change of control, rather than to provide a change of control bonus. The Incentive Plan is intended to focus each employee, including each Named Executive Officer, on completing a transaction that will be in the best interests of our stockholders rather than on concerns about future employment.

All of the August 2007 Options, the Transaction Bonus Options, the August 2009 Options and the May 2010 Options could be subject to accelerated vesting upon a change of control and a subsequent termination of employment or service, as the case may be, within twelve months following such change in control, and the Bosco Option and the Bosco RSUs were subject to accelerated vesting upon a change of control. For a detailed discussion of such accelerated vesting provisions in each of the stock option agreements, please see the descriptions under the heading “Potential Payments upon Termination or Change of Control.” However, since as of March 31, 2011, the market price of our common stock was below the strike price of all options issued in connection with the August 2007 Options, the Transaction Bonus Options and the Bosco Option, accelerated vesting would not have resulted in any benefit to any of the Named Executive Officers as of such date in connection with such grants. Please see the table labeled “Severance and Change of Control Table” below for a quantification of the benefits potentially realizable by the respective Named Executive Officers in connection with accelerated vesting as of March 31, 2011 of the August 2009 Options and the May 2010 Options. Except with respect to these option grants, all of the current stock options held by the Named Executive Officers are fully vested with no remaining acceleration benefits, and no Named Executive Officer has restricted stock subject to accelerated vesting in the event of termination following a change of control.

SEVERANCE AND CHANGE OF CONTROL TABLE

The table below sets forth an estimate of the payments and benefits to be made to our Named Executive Officers (other than Mr. Bouchard) assuming that a termination of employment or change of control occurred on March 31, 2011, the last business day of our last completed fiscal year. For purposes of estimating the value of amounts of equity compensation to be received in the event of termination or change of control, we have assumed a price per share of our common stock of $2.43, which represents the closing market price of our common stock as reported on the NASDAQ on March 31, 2011. The actual severance payments and benefits paid to Mr. Bouchard during our 2011 fiscal year are discussed above.

Name	Executive benefits and Payments Upon Termination	Termination due to Death or Disability		Termination for Cause	Termination by Us Other than for Cause		Resignation with Good Reason		Covered Termination Following Change in Control		Occurrence of Change in Control
Harry L. Bosco	Severance payment	—		—	$500,000		—		$500,000		—
	Accelerated vesting	$200,250	(1)	—	—		—		—		$200,250	(2)
Michael C. Chan	Severance payment	—		—	$360,000		$360,000		$360,000		—
	Accelerated vesting	$76,800	(3)	—	$21,700	(4)	$21,700	(4)	$76,800	(3)	—
Takayuki Kanno	Severance payment	—		—	—		—		—		—
	Accelerated vesting	$65,100	(5)	—	$18,775	(6)	$18,775	(6)	$65,100	(5)	—
Robert J. Nobile	Severance payment	—		—	$265,000		$265,000		$265,000		—
	Accelerated vesting	$70,950	(7)	—	$20,328	(8)	$20,328	(8)	$70,950	(7)	—
Justin J. O’Neill	Severance payment	—		—	$300,000		$300,000		$300,000		—
	Accelerated vesting	$50,100	(9)	—	$13,775	(10)	$13,775	(10)	$50,100	(9)	—

(1)	Represents the acceleration of vesting with respect to (i) an option to purchase 200,000 shares of common stock granted to Mr. Bosco on January 8, 2009 at a strike price of $2.34 per share and (ii) 75,000 restricted stock units granted to Mr. Bosco on February 7, 2011.
(2)	Represents the acceleration of vesting with respect to (i) an option to purchase 375,000 shares of common stock granted to Mr. Bosco on February 7, 2011 at a strike price of $2.56 per share, and (ii) 75,000 restricted stock units granted to Mr. Bosco on February 7, 2011.
(3)	Represents the acceleration of vesting with respect to (i) an option to purchase 150,000 of the shares of common stock subject to a stock option granted to Mr. Chan on August 19, 2009 at a strike price of $2.23 per share and (ii) 120,000 of the shares of common stock subject to a stock option granted to Mr. Chan on May 21, 2010 at a strike price of $2.04 per share.

(4)	Represents the acceleration of vesting with respect to (i) 50,000 of the shares of common stock subject to a stock option granted to Mr. Chan on August 19, 2009 at a strike price of $2.23 per share and (ii) 30,000 of the shares of common stock subject to a stock option granted to Mr. Chan on May 21, 2010 at a strike price of $2.04 per share that would have otherwise become vested during the 12-month period immediately succeeding the date of such termination of employment had Mr. Chan remained employed by the company.
(5)	Represents the acceleration of vesting with respect to an option to purchase (i) 150,000 of the shares of common stock subject to a stock option granted to Mr. Kanno on August 19, 2009 at a strike price of $2.23 per share and (ii) 90,000 of the shares of common stock subject to a stock option granted to Mr. Kanno on May 21, 2010 at a strike price of $2.04 per share.
(6)	Represents the acceleration of vesting with respect to (i) 50,000 of the shares of common stock subject to a stock option granted to Mr. Kanno on August 19, 2009 at a strike price of $2.23 per share and (ii) 22,500 of the shares of common stock subject to a stock option granted to Mr. Kanno on May 21, 2010 at a strike price of $2.04 per share that would have otherwise become vested during the 12-month period immediately succeeding the date of such termination of employment had Mr. Kanno remained employed by the company.
(7)	Represents the acceleration of vesting with respect to an option to purchase (i) 150,000 of the shares of common stock subject to a stock option granted to Mr. Nobile on August 19, 2009 at a strike price of $2.23 per share and (ii) 105,000 of the shares of common stock subject to a stock option granted to Mr. Nobile on May 21, 2010 at a strike price of $2.04 per share.
(8)	Represents the acceleration of vesting with respect to (i) 50,000 of the shares of common stock subject to a stock option granted to Mr. Nobile on August 19, 2009 at a strike price of $2.23 per share and (ii) 26,250 of the shares of common stock subject to a stock option granted to Mr. Nobile on May 21, 2010 at a strike price of $2.04 per share that would have otherwise become vested during the 12-month period immediately succeeding the date of such termination of employment had Mr. Nobile remained employed by the company.
(9)	Represents the acceleration of vesting with respect to an option to purchase (i) 75,000 of the shares of common stock subject to a stock option granted to Mr. O’Neill on August 19, 2009 at a strike price of $2.23 per share and (ii) 90,000 of the shares of common stock subject to a stock option granted to Mr. O’Neill on May 21, 2010 at a strike price of $2.04 per share.
(10)	Represents the acceleration of vesting with respect to (i) 25,000 of the shares of common stock subject to a stock option granted to Mr. O’Neill on August 19, 2009 at a strike price of $2.23 per share and (ii) 22,500 of the shares of common stock subject to a stock option granted to Mr. O’Neill on May 21, 2010 at a strike price of $2.04 per share that would have otherwise become vested during the 12-month period immediately succeeding the date of such termination of employment had Mr. O’Neill remained employed by the company.

DIRECTOR COMPENSATION

The Incentive Plan provides for the following equity compensation to our non-employee directors:

•

The automatic one-time grant of restricted stock units to each individual who is newly elected as an non-employee director on the date of his or her election to the Board in an amount equal to $35,000 divided by the fair market value of a share of our common stock on the date of grant (the “Initial Grant”). Subject to the director’s continued service with the Company, this Initial Grant vests in full on the one-year anniversary of the date of grant.

•

The grant of restricted stock units on the date of each annual meeting to each individual who is elected as a non-employee director at such meeting of stockholders or who otherwise continues to be a non-employee director immediately following such meeting in an amount equal to $35,000 divided by the fair market value of a share of the Company’s common stock on the date of such meeting (the “Annual Grant”). Subject to the director’s continued service with the Company, this Annual Grant vests in full on the one-year anniversary of the date of grant. In the event that a newly elected non-employee director is first elected to the Board on a date other than the date of the annual meeting, then, in addition to the Initial Grant, such director will receive a pro rata grant equal to $35,000 divided by the fair market value of a share of the Company’s common stock on the date of his or her election, prorated for the period between the date of the immediately preceding annual meeting and the date of such director’s election to the Board (the “Pro Rata Grant”). Subject to the director’s continued service with the Company, this Pro Rata Grant vests in full on the one-year anniversary of the immediately preceding annual meeting. An individual who is initially elected as a non-employee director at an annual meeting will receive both an Initial Grant and an Annual Grant, but not a Pro Rata Grant, on the date of his or her election to the Board.

The cash, common stock or other securities or property of the Company payable in respect of such vested restricted stock units will, subject to the exception set forth below, be paid to the non-employee director upon the earliest to occur of:

•	a “change in control event” within the meaning of Section 409A of the Internal Revenue Code, as amended (“Section 409A”);

•	such director’s “separation from service” from the Company within the meaning of Section 409A; and

•	such director’s death.

In the case of an individual who is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i)), however, the payment will not be made until the date which is six months and one day after the individual’s separation from service (or, if earlier, the date of the individual’s death). To the extent otherwise eligible, members of our Board who are employees of the Company who subsequently retire from the Company and remain on the Board will receive, at each annual meeting of stockholders after his or her retirement from employment with the Company, an Annual Grant.

In addition, each non-employee director of the Company is entitled to receive the following cash compensation:

Board Service
Annual Retainer:	$ 25,000
Meeting Fees:	$ 1,500 per meeting
Committee Service
Audit Committee
Chair Annual Retainer:	$ 5,000
Meeting Fees:	$ 1,000 per meeting
Compensation Committee
Chair Annual Retainer:	$ 5,000
Meeting Fees:	$ 1,000 per meeting
Nominating/Corporate Governance Committee
Chair Annual Retainer:	$ 2,500
Meeting Fees:	$ 1,000 per meeting

Non-employee directors receive an annual cash retainer of $25,000, paid in quarterly installments of $6,250, as fees related to their service on the Board. The Chairmen of the Audit and Compensation Committees receive an annual retainer of $5,000 in addition to the foregoing retainer of $25,000. The Chairman of the Nominating/Corporate Governance Committee receives an annual retainer of $2,500 in addition to the foregoing retainer of $25,000. Non-employee directors are reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings. Directors who are also employed by the Company do not receive any compensation for their services as directors.

DIRECTOR COMPENSATION TABLE

The following table shows compensation of the members of our Board for the fiscal year ended March 31, 2011. Any board member who is also an employee of the Company, including Mr. Bosco, does not receive separate compensation for service on the Board.

Director	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Charles J. Abbe	$41,500	$35,000	—	—	—	—	$76,500
Harry L. Bosco(2)	$26,250	—	—	—	—	—	$26,250
Kendall W. Cowan	$52,500	$35,000	—	—	—	—	$87,500
Shinjiro Iwata(3)	—	—	—	—	—	—	—
Isamu Kuru	$38,500	$35,000	—	—	—	—	$73,500
David Lee	$44,000	$35,000	—	—	—	—	$79,000
Ryuichi Otsuki(4)	—	—	—	—	—	—	—
John F. Otto, Jr.	$52,500	$35,000	—	—	—	—	$87,500
Philip F. Otto	$41,500	$35,000	—	—	—	—	$76,500
William L. Smith	$34,500	$35,000	—	—	—	—	$69,500

(1)	Represents the grant date fair value of restricted stock units granted during the fiscal year ended March 31, 2011 in accordance with ASC 718. For additional information on the valuation assumptions, see Part II, Item 8 “Financial Statements and Supplementary Data” of our 2011 Annual Report on Form 10-K and in the Notes to Consolidated Financial Statements at Note 13 “Stock-Based Incentive Plans”.

The aggregate number of stock awards (including unvested restricted stock units and vested but deferred restricted stock units) outstanding for each director as of March 31, 2011 is as follows:

Director	Aggregate Number of Stock Awards Outstanding as of March 31, 2011
Charles J. Abbe	66,812
Harry L. Bosco	33,839
Kendall W. Cowan	60,200
Shinjiro Iwata	0
Isamu Kuru	60,200
David Lee	57,007
Ryuichi Otsuki	0
John F. Otto, Jr.	60,200
Philip F. Otto	66,812
William L. Smith	73,106

(2)	Represents the compensation paid to Mr. Bosco in connection with his service as a non-employee Chairman of the Board for the fiscal year ended March 31, 2011, prior to his appointment as our President and Chief Executive Officer on December 9, 2010. For a description of the compensation paid to Mr. Bosco in his capacity as our President and Chief Executive Officer for the fiscal year ended March 31, 2011, see the section of this Proxy Statement entitled “Compensation Discussion and Analysis and Executive Compensation” and the compensation tables thereunder. Amounts reflected in this table for Mr. Bosco are also reported in the Summary Compensation Table.
(3)	Mr. Iwata resigned as a member of the Board effective April 1, 2011. Mr. Iwata had declined compensation pursuant to our director compensation program for his service as a director prior to such resignation.
(4)	Mr. Otsuki has declined compensation pursuant to our director compensation program for his service as a director.

Compensation Committee Interlocks and Insider Participation

Since April 1, 2009, our Compensation Committee has consisted of Mr. John F. Otto, Jr., Dr. Lee, Mr. Cowan and Mr. Philip Otto. None of our executive officers serves as a member of the Compensation Committee, or any other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

of the

Board of Directors

John F. Otto, Jr., Chairman

Kendall W. Cowan

Dr. David Lee

Philip Otto

*	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

January 26, 2012

AUDIT MATTERS

Audit Committee Report*

The Audit Committee reviewed and discussed with management and Ernst & Young LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements as of and for the year ended March 31, 2011.

The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee received and reviewed the written disclosures and the letter from Ernst & Young LLP as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with Ernst & Young LLP their independence and satisfied itself as to the independence of the independent registered public accountants.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s board of directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2011 filed with the SEC.

In addition, the Audit Committee selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012. The Board concurred with the selection of Ernst & Young LLP, and has recommended to the stockholders that they ratify and approve the selection of Ernst & Young LLP as our independent registered public accountant for the fiscal year ending March 31, 2012.

Audit Committee of the Board of Directors

Kendall Cowan, Chairman

John F, Otto, Jr.

Charles J. Abbe

*	The material in the Audit Committee Report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees

The following summarizes the aggregate fees paid to Ernst & Young LLP, the Company’s independent registered public accounting firm, for the fiscal years ended March 31, 2011 and 2010:

	Year Ended
	March 31, 2011	March 31, 2010
Audit Fees (1)	$991,800	$1,020,000
Audit-Related Fees (2)	22,000	30,000
Tax Fees (3)	131,550	89,000
All Other Fees (4)	—	139,000

Total Fees	$1,145,350	$1,278,000

(1)	Audit fees consist primarily of fees billed in connection with the annual audit of the consolidated financial statements of Opnext, Inc. and its subsidiaries, the review of the consolidated unaudited quarterly financial statements of Opnext, Inc. and its subsidiaries, by Ernst & Young LLP and the fees billed in connection with Ernst & Young LLP’s report on internal control over financial reporting.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements of Opnext, Inc. and its subsidiaries, including review services performed in connection with the Company’s 401(k) benefit plan performed during the fiscal years ended March 31, 2011 and 2010.
(3)	Tax fees consist of fees billed for professional services rendered for tax-related matters associated with Opnext Germany GmbH, transfer pricing analyses and documentation, and miscellaneous tax-related consultations.
(4)	All other fees consist of fees paid for review services performed in connection with acquisition activities.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Ernst & Young LLP. The Audit Committee, or one or more of its designated members that have been granted authority by the Audit Committee, meets to approve each audit or non-audit service prior to the engagement of Ernst & Young LLP for such service. Each such service approved by one or more of the authorized and designated members of the Audit Committee is presented to the entire Audit Committee at the next subsequent meeting of the Audit Committee.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of our Independent Auditors

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent auditors be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of the services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. During fiscal year ended March 31, 2011, all services were pre-approved in accordance with these procedures.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no family relationships among any of the Company’s directors or executive officers. The Audit Committee regularly reviews the transactions of each director and executive officer to determine if there are any circumstances that would require disclosure as a related person transaction in the Company’s public filings. All such related person transactions must be approved by the Audit Committee, as stated in the Audit Committee Charter.

Agreement with Hitachi and Clarity

Registration Rights Agreement

In connection with the 2001 acquisition of our then outstanding Class A common stock we entered into a registration rights agreement with Hitachi, Ltd. (“Hitachi”), Clarity Partners, L.P., Clarity Opnext Holdings I, LLC and Clarity Opnext Holdings II, LLC dated as of July 31, 2001. The agreement provides that at any time following 180 days after the initial public offering of our common stock, Clarity Partners, L.P. and Hitachi may make a written demand to register some or all of their shares. The agreement also grants Clarity Partners, L.P. and Hitachi “piggyback” registration rights other than in connection with an initial public offering of our common stock.

Agreements with Hitachi

Opnext Japan Intellectual Property License Agreement

Opnext Japan, Inc., our wholly owned subsidiary (“Opnext Japan”) and Hitachi are parties to an Intellectual Property License Agreement, pursuant to which Opnext Japan licenses to Hitachi and its wholly owned subsidiaries, and Hitachi licenses to Opnext Japan (with a right to sublicense to its wholly owned subsidiaries and us and our wholly owned subsidiaries), on a fully paid-up, non-exclusive basis, intellectual property rights (patents, copyrights, mask works, software and trade secrets) related to the products of the business transferred by Hitachi to Opnext Japan, whether existing or which arose during the period from July 31, 2001 to July 31, 2011. The licenses granted under the agreement are irrevocable and: (i) with respect to patent rights, survive for so long as any applicable patent is valid; and (ii) with respect to all other intellectual property, perpetual. Opnext Japan may also sublicense the intellectual property rights licensed from Hitachi to its customers as necessary or appropriate in connection with the completion of Opnext Japan’s products or services, to complete the sale of products and services in the ordinary course of business, or to enable joint development of a product or service to be manufactured and sold by Opnext Japan to a customer. However, such sublicense rights are subject to Hitachi’s consent and Hitachi may condition its consent on Opnext Japan making changes requested by Hitachi, or in lieu of providing such consent, Hitachi may elect to enter a license agreement directly with a customer. Hitachi has also agreed to sublicense its rights to third party agreements to Opnext Japan, to the extent that Hitachi has the right to make available such rights to Opnext Japan, in accordance with the terms and conditions of the agreement.

Pursuant to the terms of the Intellectual Property License Agreement, Hitachi covenants not to sue Opnext Japan, us or sublicensees of Opnext Japan, and Opnext Japan covenants not to sue Hitachi or sublicensees of Hitachi, for infringement of any intellectual property related to the business. Each party’s covenant not to sue also extends to customers of the other party (and our customers in the case of Hitachi’s covenant not to sue), provided that it only extends to the products or methods provided by Opnext Japan or the Company, and not to customer products or methods that incorporate products of Opnext Japan or the Company if the customer products or methods infringe intellectual property of Hitachi that is not licensed to Opnext Japan under this agreement. Each party indemnifies the other party for losses arising from any breach of any covenant under the agreement. If a party commits a material breach that remains uncured for 60 days following notice of the breach, the other party may terminate its obligation to license intellectual property developed or filed on or after the effective date of termination, provided that the licenses granted for intellectual property developed or filed prior to the effective date of termination shall continue pursuant to the terms and conditions of the agreement.

Opto Device Intellectual Property License Agreement

On October 1, 2002, we acquired Opto Device, Ltd., the optical device business of Hitachi (“Opto Device”). In connection with the acquisition, Opto Device and Hitachi entered into an Intellectual Property License Agreement, pursuant to which Opto Device licenses to Hitachi and its wholly owned subsidiaries, and Hitachi licenses to Opto Device (with a right to sublicense to its wholly owned subsidiaries and us and our wholly owned subsidiaries), on a fully paid-up, non-exclusive basis, intellectual property rights (patents, copyrights, mask works, software and trade secrets) related to the products of the business transferred by Hitachi to Opto Device, whether existing or which arise during the period from October 1, 2002 to October 1, 2012. The licenses granted under the agreement are irrevocable and: (i) with respect to patent rights, survive for so long as any applicable patent is valid; and (ii) with respect to all other intellectual property, perpetual. Opto Device may also sublicense the intellectual property rights licensed from Hitachi to its customers as necessary or appropriate in connection with the completion of Opto Device’s products or services, to complete the sale of products and services in the ordinary course of business, or to enable joint development of a product or service to be manufactured and sold by Opto Device to a customer. However, such sublicense rights are subject to Hitachi’s consent and Hitachi may condition its consent on Opto Device making changes requested by Hitachi, or in lieu of providing such consent, Hitachi may elect to enter a license agreement directly with a customer. Hitachi has also agreed to sublicense its rights to third party agreements to Opto Device, to the extent that Hitachi has the right to make available such rights to Opto Device, in accordance with the terms and conditions of the agreement.

Pursuant to the terms of the Intellectual Property License Agreement, Hitachi covenants not to sue Opto Device, us or sublicensees of Opto Device, and Opto Device covenants not to sue Hitachi or sublicensees of Hitachi, for infringement of any intellectual property related to the business. Each party’s covenant not to sue also extends to customers of the other party (and our customers in the case of Hitachi’s covenant not to sue), provided that it only extends to the products or methods provided by Opto Device or the Company, and not to customer products or methods that incorporate products of Opto Device or the Company if the customer products or methods infringe intellectual property of Hitachi that is not licensed to Opto Device under this agreement. Each party indemnifies the other party for losses arising from any breach of any covenant under the agreement. If a party commits a material breach that remains uncured for 60 days following notice of the breach, the other party may terminate its obligation to license intellectual property developed or filed on or after the effective date of termination, provided that the licenses granted for intellectual property developed or filed prior to the effective date of termination shall continue pursuant to the terms and conditions of the agreement. Pursuant to the merger of Opto Device into Opnext Japan on March 31, 2003, this agreement was assumed by Opnext Japan.

Opnext Japan Intellectual Property License Agreement with Hitachi Communication Technologies, Ltd.

Opnext Japan and Hitachi Communication Technologies, Ltd (“Hitachi Communication”) are parties to an Intellectual Property License Agreement, pursuant to which Opnext Japan licenses to Hitachi Communication and its wholly owned subsidiaries, and Hitachi Communication licenses to Opnext Japan (with a right to sublicense to its wholly owned subsidiaries and us and our wholly owned subsidiaries), on a fully paid-up, non-exclusive basis, intellectual property rights (patents, copyrights, mask works, software and trade secrets) related to the business transferred by Hitachi to Opnext Japan, whether existing or which arose during the period from July 31, 2001 to July 31, 2011. The licenses granted under the agreement continue until such intellectual property expires, provided, however, that the terms and conditions of the licenses are subject to revision after July 31, 2011 upon mutual agreement of the parties. Opnext Japan may also sublicense the intellectual property rights licensed from Hitachi Communication to its customers as necessary or appropriate in connection with the completion of Opnext Japan’s products or services, to complete the sale of products and services in the ordinary course of business, or to enable joint development of a product or service to be manufactured and sold by Opnext Japan to a customer. However, such sublicense rights are subject to Hitachi’s consent and Hitachi may condition its consent on Opnext Japan making changes requested by Hitachi, or in lieu of providing such consent, Hitachi may elect to enter a license agreement directly with a customer.

Pursuant to the terms of the Intellectual Property License Agreement, Hitachi Communication covenants not to sue Opnext Japan or us or any sublicensees of Opnext Japan, and Opnext Japan covenants not to sue Hitachi Communication or its wholly owned subsidiaries, or Hitachi Communication’s sublicensees, for infringement of any intellectual property related to Opnext Japan’s business. Each party’s covenant not to sue also extends to customers of the other party (and our customers in the case of Hitachi Communication’s covenant not to sue), provided that it only extends to the products or methods provided by Opnext Japan or the Company, and not to customer products or methods that incorporate products of Opnext Japan or the Company if the customer products or methods infringe intellectual property of Hitachi Communication that is not licensed to Opnext Japan under this agreement. Each party indemnifies the other party for losses arising from any breach of any covenant under the agreement. If a party commits a material breach that remains uncured for 60 days following notice of the breach, the other party may terminate its obligation to license intellectual property under the agreement, and if it elects to exercise such option, it is obligated to negotiate in good faith the terms of a new license agreement for the same intellectual property on commercially reasonable terms. On July 1, 2009, Hitachi Communication Technologies, Ltd. merged with Hitachi, Ltd. and the agreement was assumed by Hitachi, Ltd. All terms and conditions of the agreement remain unchanged.

Opnext Research and Development Agreement

We are parties with Hitachi to a Research and Development Agreement pursuant to which Hitachi provides research and development support to us and/or our affiliates (other than Opnext Japan). Under the agreement, Hitachi supports research and development projects requested by us. To the extent any intellectual property (patents, copyrights, mask works, software and trade secrets) directly results from the research, we will own it provided we fund 100% of the costs of the research, or we will be a joint owner where we fund 50% or more of the costs of the research or provide other contributions. In all other cases, Hitachi will own any intellectual property resulting from the research. We license to Hitachi and its wholly owned subsidiaries any such intellectual property owned by us, and Hitachi licenses to us (with a right to sublicense to our wholly owned subsidiaries) any such intellectual property owned by Hitachi. These licenses are irrevocable and: (i) with respect to patent rights, survive for so long as any applicable patent is valid; and (ii) with respect to all other intellectual property, perpetual. There were no research and development expenses related to this agreement for the fiscal year ended March 31, 2011.

Each party indemnifies the other party for losses arising from any breach of any covenant under the agreement. Hitachi indemnifies us from any losses arising from a third party claim that intellectual property licensed by Hitachi to us under the agreement infringes such third party’s intellectual property rights. We indemnify Hitachi from any losses arising from a third party claim that products developed or manufactured by us or specifications and instructions provided to Hitachi infringe such third party’s intellectual property rights. The parties will jointly defend infringement claims involving jointly owned intellectual property. If a party commits a material breach that remains uncured for 60 days following notice of the breach, the other party may terminate its obligation to license intellectual property developed or filed on or after the effective date of termination, provided that the licenses granted for intellectual property developed or filed prior to the effective date of termination shall continue pursuant to the terms and conditions of the agreement. This agreement expires on February 20, 2012.

Opnext Japan Research and Development Agreement

Opnext Japan and Hitachi are parties to a Research and Development Agreement pursuant to which Hitachi provides research and development support to Opnext Japan and/or its affiliates. The agreement was amended on October 1, 2002 to include Opto Device under the same terms and conditions as Opnext Japan, and to expand the scope to include research and development support related to Opto Device’s business. Under the agreement, Hitachi supports research and development projects requested by Opnext Japan. To the extent any intellectual property (patents, copyrights, mask works, software and trade secrets) directly results from the research, Opnext Japan will own it provided Opnext Japan funds 100% of the costs of the research, or will be a joint owner where it funds 50% or more of the costs of the research or provides other contributions. In all other cases, Hitachi will own any intellectual property resulting from the research. Opnext Japan licenses to Hitachi and its wholly owned subsidiaries any such intellectual property owned by Opnext Japan, and Hitachi licenses to Opnext Japan (with a right to sublicense to its wholly owned subsidiaries and us and our wholly owned subsidiaries) any such intellectual property owned by Hitachi. These licenses are irrevocable and: (i) with respect to patent rights, survive for so long as any applicable patent is valid; and (ii) with respect to all other intellectual property, perpetual. The research and development expenditures relating to the agreement are generally negotiated semi-annually on a fixed fee project basis and were $3.4 million for the fiscal year ended March 31, 2011. Pursuant to this agreement, Opnext Japan and Hitachi have entered into various research and development agreements that provide for the terms and conditions of specific research projects.

Each party indemnifies the other party for losses arising from any breach of any covenant under the agreement. If a party commits a material breach that remains uncured for 60 days following notice of the breach, the other party may terminate its obligation to license intellectual property developed or filed on or after the effective date of termination, provided that the licenses granted for intellectual property developed or filed prior to the effective date of termination shall continue pursuant to the terms and conditions of the agreement. This agreement expires on February 20, 2012.

On January 13, 2012, Opnext Japan and Hitachi entered into a Master Research Services Agreement pursuant to which Hitachi will provide research and development support to Opnext Japan and/or its affiliates on terms and conditions to be agreed on a project-by-project basis. To the extent any intellectual property (patents, copyrights, mask works, software or trade secrets) results from research funded by Opnext Japan, Hitachi has agreed to assign the right to such intellectual property to Opnext Japan in return for the payment of a nominal fee. In all other cases, Hitachi will own any intellectual property resulting from the research. Opnext Japan will license to Hitachi and its subsidiaries any such intellectual property owned by Opnext Japan, and Hitachi will license to Opnext Japan and us and our subsidiaries any such intellectual property owned by Hitachi, in each case on a royalty-free and non-exclusive basis. The effective term of the agreement shall commence on February 15, 2012 and terminate on March 31, 2015; provided, however, that the agreement shall be extended for additional periods of one (1) year each unless either party notifies the other in writing of its intent to terminate the agreement at least three (3) months prior to the expiration of the original term or of any extended term.

Opnext Japan Outsourcing Agreement

Opnext Japan and Hitachi, Ltd. were parties to an Outsourcing Agreement, which required Hitachi to provide services, including administrative services in the areas of human resources, finance and accounting, information systems, procurement, and other general support. By mutual agreement of the parties, the agreement was terminated on July 31, 2008. However, Hitachi has continued to make various services available to Opnext under the arrangements established pursuant to the Outsourcing Agreement. Specific charges for such services amounted to $2.1 million for the fiscal year ended March 31, 2011. Fees for the services are adjusted every six months based on volume forecasts submitted by Opnext Japan and fees submitted by Hitachi for discussion between the parties. Unless otherwise mutually agreed, volume forecasts and fees submitted by each party apply for the upcoming period.

Opnext Preferred Provider Agreement

The Company and Hitachi, Ltd. were parties to a Preferred Provider Agreement which terminated on July 31, 2008 by mutual agreement of the parties. Pursuant to the terms of the Preferred Provider Agreement, Hitachi agreed to purchase all of its requirements with respect to optoelectronic components from us; provided that: (i) such components met Hitachi’s specifications and delivery requirements; (ii) we gave Hitachi the most favorable aggregate price for comparable components and comparable volumes, and (iii) such obligation was subject to Hitachi’s product requirements. Hitachi’s obligation to purchase these products from us was excused when customers required that products be sourced from multiple vendors or from vendors unaffiliated with the Company, when prudent business practices required Hitachi to maintain a second supply source, or when the Company was unable to meet Hitachi’s or its customers’ requirements for technical support, technical data, or time to market for new products. Each party’s liability for damages arising out of the agreement during any twelve-month period was limited to $36.0 million U.S. dollars, except in connection with a breach of a party’s confidentiality obligations.

Although this agreement was terminated, we have continued to sell to Hitachi and its subsidiaries under the arrangements established by this agreement. Sales under these arrangements were $30.7 million for the fiscal year ended March 31, 2011. At March 31, 2011, we had accounts receivable from Hitachi and its subsidiaries of $8.6 million.

Opnext Raw Materials Supply Agreement

The Company and Hitachi, Ltd. were parties to a Raw Materials Supply Agreement that terminated on July 31, 2008 by mutual agreement of the parties. Under the terms and conditions of the Raw Materials Supply Agreement, Hitachi agreed to continue to make available for purchase by us laser chips and other semiconductor devices and all other raw materials that were provided by Hitachi to the business prior to or as of July 31, 2001 for our production of optoelectronics components. Pricing was negotiated between the parties, but Hitachi was obligated to provide prices that were no greater than the lowest aggregate price Hitachi charged similarly situated customers. For raw materials Hitachi purchased from third parties, Hitachi charged us the prices paid by Hitachi, net of any discounts obtained by Hitachi. Each party’s liability for damages arising out of the agreement during any twelve-month period was limited to $24.0 million U.S. dollars or the aggregate dollar amount of materials projected to be purchased by us under the agreement in the following twelve-month period, whichever was greater, except where Hitachi divested its telecommunications division and the acquirer did not agree to assume Hitachi’s obligations under this agreement as they relate to the raw materials.

Although this agreement was terminated, we have continued to make purchases from Hitachi and its subsidiaries under the arrangement established by the agreement. Purchases under the arrangement were $26.2 million for the fiscal year ended March 31, 2011. At March 31, 2011, we had accounts payable to Hitachi and its subsidiaries of $6.2 million.

Opnext Logistics and Distribution Agreements

We entered into a Logistics Agreement on April 1, 2002 with Hitachi Transport System, Ltd., or Hitachi Transport, a wholly owned subsidiary of Hitachi, pursuant to which Hitachi Transport provides to us and our subsidiaries logistic services such as transportation, delivery and warehouse storage. The agreement had an initial term of one year with automatic one-year renewals. Specific charges for the distribution services are based on volume at fixed per-transaction rates generally negotiated on a semi-annual basis. Expenses were $1.4 million for the fiscal year ended March 31, 2011 in connection with the agreement.

We sell our products directly to end users and through distributors. For the fiscal year ended March 31, 2011, certain subsidiaries of Hitachi acted as our distributors in Japan. In 2003, Opnext Japan entered into distribution agreements with Hitachi High Technologies, Renesas Technology Sales and Renesas Devices Sales, which is a subsidiary of Renesas Technology Sales. These agreements were entered into for an initial one-year term and are automatically renewable for one-year periods. The agreements are basic distributor contracts. Sales pursuant to these agreements were $21.9 million for the fiscal year ended March 31, 2011.

Software User License Agreement with Renesas Technology

Opnext Japan and Renesas Technology, one of Hitachi’s subsidiaries, are parties to a software user license agreement, pursuant to which Renesas Technology grants to Opnext Japan a non-exclusive royalty-free, fully paid-up right to duplicate, modify or alter proprietary software for use in developing, manufacturing and selling Opnext Japan’s products, which includes Renesas Technology’s microcomputer product or a version of the program for such product. The agreement also grants Opnext Japan the right to sublicense to third parties the right to use a copy of the proprietary software as a component part of Opnext Japan’s products, including the right to sublicense to a third party service provider for purposes of production of the software or manufacturing of Opnext Japan’s products. The initial agreement had a term of one year with automatic one-year renewals unless terminated earlier by mutual agreement. The current term expires on October 20, 2012.

Lease Agreement with Hitachi

Opnext Japan leases approximately 115,852 square feet (10,763 square meters) of manufacturing and administrative premises located in Totsuka, Japan from Hitachi pursuant to a lease agreement entered into between Opnext Japan and Hitachi, as successor-in-interest to Hitachi Communication Technologies, Ltd. The lease began on February 1, 2001 and the current term expires on September 30, 2012 and is renewable for successive one-year terms, provided that neither party notifies the other of its contrary intention.

The lease payments for these premises were $814,000 for the fiscal year ended March 31, 2011.

Lease Agreement with Renesas Technology

Opnext Japan leases approximately 34,542 square feet (3,209 square meters) of manufacturing and administrative premises located in Komoro, Japan, from Reneses Technology, a wholly owned subsidiary of Hitachi, pursuant to a lease agreement initially entered into on October 1, 2002. The lease agreement will terminate on March 31, 2016, with an automatic five-year extension, subject to either party’s contrary intent. Under this agreement, Renesas Technology has the option to increase the rent upon the occurrence of certain circumstances during the term of the lease.

The lease payments for these properties were $78,000 for the fiscal year ended March 31, 2011.

Lease Agreement with Chuo Shoji

Chuo Shoji, Ltd., or Chuo Shoji, one of Hitachi’s subsidiaries, leases office space located in Chiyoda-ku (Tokyo), Japan to Opnext Japan. The building is owned by Tokyo Tatemono Co., Ltd. (“Tokyo Tatemono”), and leased to Chuo Shoji. The term of the lease agreement automatically renews for successive periods of two years unless either party gives notification to terminate the lease to the other party six months or more prior to the end of then current term. The current term expires on June 11, 2012. Opnext Japan executed a letter of guarantee for the benefit of Tokyo Tatemono, according to which the lease agreement between Opnext Japan and Chuo Shoji will be terminated and Opnext Japan will vacate the premises in the event that the lease agreement between Chuo Shoji and Tokyo Tatemono is terminated.

The annual lease payment under this agreement was $144,000 for the fiscal year ended March 31, 2011.

Opnext Japan Secondment Agreement

Opnext Japan, Inc. and Hitachi entered into a one-year secondment agreement effective February 1, 2001 with automatic annual renewals, which provides for the details of the secondment of Hitachi employees to Opnext Japan, Inc. Hitachi is entitled to terminate the secondment agreement at any time.

As of March 31, 2011, there were seven seconded employees. Expenses associated with these employees were $1,127,000 for the fiscal year ended March 31, 2011.

Opto Device Secondment Agreements

Opto Device entered into one-year secondment agreements respectively with Hitachi and Hitachi Tohbu Semiconductor, Ltd., or HTS, one of Hitachi’s wholly owned subsidiaries, effective October 1, 2002 with automatic annual renewals. Hitachi and HTS are each entitled to terminate the secondment agreements at any time.

As of March 31, 2011, there were no seconded employees pursuant to the Opto Device secondment agreements.

Capital Leases with Hitachi Capital Corporation

Opnext Japan has entered into capital leases with Hitachi Capital Corporation to finance certain equipment purchases. For the fiscal year ended March 31, 2011, Opnext Japan had outstanding capital leases with Hitachi Capital Corporation of $26.1 million. The terms of the leases generally range from three to five years and the equipment can be purchased at the residual value upon expiration. Opnext Japan can terminate the leases at its discretion in return for a penalty payment as stated in the lease contracts.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership of all equity and derivative securities with the SEC. SEC regulations also require that a copy of all Section 16(a) forms filed with the SEC be furnished to the Company by Reporting Persons. Based solely on our review of the reports filed by Reporting Persons, or written representations from certain Reporting Persons that no other reports were required for those persons, we believe that, during and with respect to the fiscal year ended March 31, 2011, the Reporting Persons met all applicable Section 16(a) filing requirements.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2012 proxy statement, your proposal must be received by us no later than September 28, 2012, and must otherwise comply with Rule 14a-8. However, if the date of the 2012 annual meeting changes by more than 30 days from the one-year anniversary of the date of the 2011 Annual Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2012 annual meeting.

Proposals and Nominations Pursuant to our Bylaws. Under our Bylaws, in order to nominate a director or bring any other business before the stockholders at the 2012 annual meeting of stockholders that will not be included in our proxy statement, you must notify us in writing and such notice must be delivered to our Corporate Secretary (i) not later than November 23, 2012 nor earlier than October 24, 2012 or (ii) if the date of the annual meeting is more than 30 days before or more than 70 days after the anniversary of the 2011 annual stockholders meeting, not earlier than the 120th day and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting was first made.

You may write to our Corporate Secretary at our principal executive office, 46429 Landing Parkway, Fremont, California 94538, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to the Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Opnext, Inc., 46429 Landing Parkway, Fremont, California 94538, or contact Investor Relations by telephone at (510) 743-6833. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

By Order of the Board of Directors

Justin J. O’Neill

Corporate Secretary

January 26, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

OPNEXT, INC.

February 21, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement, proxy card, Annual Report on Form 10-K and Form 10-K/A are available at http://investor.opnext.com/annual-proxy.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i   Please detach along perforated line and mail in the envelope provided. i

20230304000000001000 5	022112

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED BELOW , A VOTE “FOR” THE ADVISORY VOTE APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND A VOTE OF “3 YEARS” FOR THE ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Electionof Directors:						FOR	AGAINST	ABSTAIN
		NOMINEES:		2.	To ratify the selection of Ernst & Young LLP as Opnext’s independent registered public accounting firm for the fiscal year ending March 31, 2012:		☐	☐	☐
☐	FOR ALL NOMINEES	¦ Dr. David Lee	Class II director
		¦ Mr. Philip F. Otto	Class II director				FOR	AGAINST	ABSTAIN
☐	WITH HOLD AUTHORITY FOR ALL NOMINEES			3.	The approval, by non-binding vote, of the compensation of the named executive officers.		☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)					1year	2 years	3 years	ABSTAIN
				4.	The recommendation, by non-binding vote, of the frequency with which executive compensation will be subject to a stockholder advisory vote.	☐	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2 and Proposal 3, and for “3 YEARS” for Proposal 4.

					PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING.			☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF STOCKHOLDERS OF

OPNEXT, INC.

February 21, 2012

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote by phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
.
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, proxy card,

Annual Report on Form 10-K and Form 10-K/A are available at http://investor.opnext.com/annual-proxy.cfm

i         Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.         i

■ 20230304000000001000 5	022112

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE NAMED BELOW , A VOTE “FOR” THE ADVISORY VOTE APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AND A VOTE OF “3 YEARS” FOR THE ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:				FOR	AGAINST		ABSTAIN
NOMINEES:			2. To ratify the selection of Ernst & Young LLP as Opnext’s independent registered public accounting firm for the fiscal year ending March 31, 2012:	☐	☐		☐
☐	FOR ALL NOMINEES	¦ Dr. David Lee Class II director ¦ Mr. Philip F. Otto Class II director		FOR	AGAINST		ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES		3. The approval, by non-binding vote, of the compensation of the named executive officers.	☐	☐		☐
☐	FOR ALLEXCEPT (See Instructions below)		1 year	2 years	3 years		ABSTAIN
			4. The recommendation, by non-binding vote, of the frequency with which executive compensation will be subject to a stockholder advisory vote. ☐	☐	☐		☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2 and Proposal 3, and for “3 YEARS” for Proposal 4.

			PLACE “X” HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING.			☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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0	■

OPNEXT, INC.

Proxy for Annual Meeting of Stockholders on February 21, 2012

Solicited on Behalf of the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Justin J. O’Neill and Ryan Hochgesang as proxies, each with full power of substitution and power to act alone, to represent and vote as designated on the reverse side all the shares of Common Stock of Opnext, Inc. held of record by the undersigned on January 12, 2012, at the Annual Meeting of Stockholders to be held at 10:00 A.M. PST on February 21, 2012, or any continuation, adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

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